UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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PROXY STATEMENT

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CHARLES W. SHAVER	U.S. Silica Holdings, Inc. 24275 Katy Freeway Suite 600 Katy, TX 77494
Chairman of the Board

BRYAN A. SHINN
President and Chief Executive Officer

March 26, 2019

Dear Fellow Stockholder:

We invite you to attend our Annual Meeting of Stockholders to be held on Thursday, May 9, 2019 at 9:00 a.m., Eastern Daylight Time, in the Gallatin Room at The Jefferson Hotel, 1200 16th Street, NW, Washington, DC 20036. Our Proxy Statement for the annual meeting and our 2018 annual report accompany this letter.

The Notice of Annual Meeting of Stockholders and the Proxy Statement describe the items of business to be considered at the meeting. Please consider the items presented and vote your shares as promptly as possible.

We are utilizing a Securities and Exchange Commission rule that permits us to furnish proxy materials to stockholders over the Internet. We have delivered to our stockholders a Notice of Internet Availability of Proxy Materials, which indicates how to access our proxy materials on the Internet. By furnishing this Notice of Internet Availability of Proxy Materials in lieu of mailing our proxy materials, we are lowering the delivery costs and reducing the environmental impact of the meeting. If you prefer a paper copy of the proxy materials, you may request one by following the procedure set forth in the Notice of Internet Availability of Proxy Materials.

Your vote is important. Whether or not you plan to attend the Annual Meeting of Stockholders, please vote your shares by proxy via Internet, telephone or mail to ensure that your vote is counted. If you hold your shares through an account with a broker, bank or other nominee, please follow the instructions you receive from that nominee to vote your shares.

Thank you for your continued support of U.S. Silica.

Sincerely,

Charles W. Shaver	Bryan A. Shinn
Chairman of the Board	President and Chief Executive Officer

U.S. Silica Holdings, Inc.
24275 Katy Freeway, Suite 600, Katy, TX 77494

Notice of Annual Meeting of Stockholders

Date and Time

Thursday, May 9, 2019 at 9:00 a.m. Eastern Daylight Time

Place

The Gallatin Room at The Jefferson Hotel
1200 16th Street, NW
Washington, DC 20036

Record Date

March 14, 2019

YOUR VOTE IS IMPORTANT
Even if you plan to attend the Annual Meeting in person, we encourage you to vote in advance by:
visiting www.proxyvote.com
mailing your signed proxy card or voting instruction form
calling toll-free from the United States, U.S. territories and Canada to 1-800-690-6903

Items to be Voted

■	Election of six Director nominees named in the accompanying Proxy Statement;
■	Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2019;
■	Advisory vote to approve the compensation of our named executive officers as disclosed in the accompanying Proxy Statement; and
■	Transaction of any other business that properly comes before the meeting, or any postponement or adjournment thereof.

The Board of Directors recommends a vote “FOR” each of the six Director nominees; ratification of the appointment of our independent registered public accounting firm; and approval of the compensation of our named executive officers.

We discuss the above business matters in more detail in the accompanying Proxy Statement.

Only holders of record of our common stock at the close of business on March 14, 2019 will be entitled to vote. If you plan to attend the Annual Meeting in person, please note the admission procedures set forth in the accompanying Proxy Statement.

W. Andrew Macan Senior Vice President, General Counsel & Corporate Secretary

March 26, 2019

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 9, 2019:
The Proxy Statement and 2018 annual report are available at www.proxyvote.com.

U.S. Silica Holdings, Inc. Proxy Statement

PROXY SUMMARY

Annual Meeting of Stockholders

Date and Time:	Thursday, May 9, 2018 9:00AM, Eastern Time
Place:	The Jefferson Hotel The Gallatin Room 1200 16th Street, NW Washington, DC 20036
Record Date:	March 14, 2019

Only stockholders of record at the close of business on March 14, 2019 (the “Record Date”), will be entitled to receive notice of and to vote at the Annual Meeting. As of the Record Date we had 73,469,352 shares outstanding. We initiated delivery of these Proxy Materials to stockholders on March 26, 2019.

About U.S. Silica

U.S. Silica is a performance materials company with core competencies in mining, processing, logistics and materials science. Our May 2018 acquisition of EP Minerals enables us to continue to build on our 100+ year track record as a large-scale producer and innovator by expanding our end markets to include high-end filtration, pharmaceuticals, oil absorbents, animal feed and environmental remediation. With 27 geographically dispersed production facilities controlling an estimated 627 million tons of reserves of commercial silica and 56 million tons of reserves of diatomaceous earth, perlite, and clays - we produce and cost-effectively deliver over 400 diversified products to customers across our end markets.

We maintain an on-going commitment to research and business development efforts in order to enhance our existing products, develop new products, increase our presence and market share in certain specialty products end markets, and allow us to enter new markets.

    2019 Proxy Statement  |  1

PROXY SUMMARY

With over 2,800 employees world-wide, we operate on a platform of ethics, safety and sustainability. As we change and grow, our core values remain constant:

■	We ensure the safety of our people and the environment.
■	We act with honesty and integrity.
■	We treat each other with respect and dignity.
■	We operate in our communities as good neighbors.

Many of these efforts are described in our Corporate Sustainability Report which we expect to publish during the second quarter and will be available on our website at: www.ussilica.com/why-us-silica/sustainability.

Company Highlights

**#1 or #2** market position in ISP & EP Minerals end markets

Adj. EBITDA

**UP ~260%**

since IPO

($151M 2012 → $393M 2018)

## Diversified Profits[2]

34%
Industrial Minerals
66%
Oil & Gas Proppants
2018

## The Largest

Ground to Ground supplier of proppant

ISP CM/ton has increased

**~354%**

from 2014 to 2018

**18.1M**

Tons sold in 2018

**$202M**

Cash[1]

Note 1: As of 12/31/18
Note 2: Pro-forma to include EP Minerals

The information summarized below is disclosed elsewhere in this Proxy Statement. You should carefully consider all information presented in this Proxy Statement when deciding how to cast your vote.

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PROXY SUMMARY

Voting Matters

The following table summarizes the proposals to be considered at the Annual Meeting and the Board’s voting recommendation for each proposal.

Proposal		Board Recommendation	Vote Required
#1	Election of Directors	FOR each nominee	TBD
#2	Ratification of Grant Thornton LLP as Independent Registered Public Accounting Firm for Fiscal Year 2019	FOR	TBD
#3	Advisory Vote to Approve Named Executive Officer Compensation (Say-on-Pay)	FOR	TBD

Corporate Governance Highlights

Director Independence	Stock Ownership Guidelines	Regular Independent Directors Executive Sessions
Limits on Board Service	Board Diversity	Director Communication
Succession Planning	Crisis & Risk Management Planning	Board Evaluation

Executive Compensation Highlights

We seek to apply a consistent philosophy to compensation for all executive officers to pay EQUITABLY, COMPETITIVELY, and on PERFORMANCE.

What We Do
✔	Clawback Policy
✔	Stock Ownership Guidelines
✔	Limited Perquisites
✔	Independent Compensation Consultant
✔	Double Trigger Change in Control
✔	Compensation Risk Assessment
What We DON'T Do
✕	No Guaranteed Annual Bonus
✕	No Pension Plan
✕	No Special Tax Gross-ups
✕	No Hedging; Limited Pledging
✕	No Option Repricing, Reloads or Buyouts

    2019 Proxy Statement  |  3

PROXY SUMMARY

MATTERS YOU ARE VOTING ON

Below are the proposals to be presented for voting during the U.S. Silica Holdings, Inc. (“we,” “us,” “our,” the ”Company” or “U.S. Silica”) Annual Meeting of Stockholders on Thursday, May 9, 2019 (the “Annual Meeting”).

Proposal No. 1: Election of Directors

Each of the six current members of our Board of Directors (referred to as the “Board of Directors” or the “Board”) (i) has been nominated by the Board for election as a Director at the Annual Meeting to serve until the 2020 Annual Meeting of Stockholders and until his or her successor is elected and qualified, or if earlier, upon his or her death, resignation or removal, and (ii) has agreed to serve if elected. However, if for some reason one of them is unable or unwilling to serve, your proxy will vote for the election of another Board nominee, unless the Board reduces the total number of directors on the Board. Biographical information, including a discussion of specific experience, qualifications, attributes and skills for each of the nominees, and other information about them, is presented beginning on page 5. The Board recommends a vote “FOR” each Director nominee. See Proposal No. 1 starting on page 5.

Proposal No. 2: Ratification of Appointment of Grant Thornton LLP as our Independent Registered Public Accounting Firm for 2019

This proposal is to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2019. See Proposal No. 2 on page 46. The Board recommends a vote “FOR” this proposal.

Proposal No. 3: Advisory Vote to Approve Executive Compensation

This proposal is to approve the compensation of our named executive officers (referred to as “named executive officers” or “NEOs”) as disclosed in this Proxy Statement. See Proposal No. 3 on page 48. The Board recommends a vote “FOR” this proposal.

Other Business Matters

The Board is not aware of any other business to come before the Annual Meeting. However:

■	if any of the persons nominated to serve as a Director is unable or unwilling to serve and the Board designates a substitute nominee, or
■	if any matters concerning the conduct of the meeting are properly presented for action,

then stockholders present at the meeting may vote on such items. If your shares are represented by proxy at the Annual Meeting, your proxy will vote your shares on any such business as recommended by the Board or, if no recommendation is given, using his discretion.

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PROPOSAL NO. 1:

ELECTION OF DIRECTORS

Directors will be elected by the affirmative vote of a majority of the votes cast by the stockholders represented at the Annual Meeting and entitled to vote (meaning the number of votes cast “for” a Director nominee must exceed the number of votes cast “against” that nominee), assuming a quorum is present. Abstentions and broker non-votes have no effect on this proposal, except they will be counted as having been present for purposes of determining the presence of a quorum at the Annual Meeting.

If any Director nominee who is a current Director is not re-elected at the Annual Meeting by a majority of the votes cast, under Delaware law the Director would continue to serve on the Board as a “holdover director” until the Director’s successor is elected. However, we have implemented a majority voting standard in our Corporate Governance Guidelines (“Guidelines”), so any Director who does not receive a majority of the votes cast is expected to tender his or her resignation to the Board. The Nominating & Governance Committee would then act on an expedited basis to determine whether to accept the Director’s resignation and would submit such recommendation for prompt consideration by the Board. A Director who tenders a resignation will not participate in the Board’s decision.

✓
THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES. IF NOT OTHERWISE SPECIFIED, PROPERLY SIGNED AND SUBMITTED PROXIES WILL BE VOTED FOR EACH OF THE NOMINEES. IF YOU FAIL TO PROPERLY SUBMIT YOUR PROXY CARD, YOUR SHARES WILL NOT BE VOTED ON THIS PROPOSAL

DIRECTOR NOMINEES

The Board has determined that its current composition provides a balanced mix of expertise, including with respect to the energy and logistics sectors, public company management, financial acumen and other expertise and diversity, and provides the appropriate range and balance regarding director tenure. The Board believes that each Director nominee possesses the leadership, experience, qualifications, attributes and skills to make significant contributions to the Board, our stockholders and the Company as whole. Additionally, the information detailed below specifies each nominee’s experience, qualifications, attributes and skills the Board considered in concluding that the nominee should serve as a Director.

Directors

Peter C. Bernard, age 57, has served as a member of the Board since May 2012. Mr. Bernard also has served as a member of the board of directors of RS Energy Group, a reservoir engineering and consulting business, since February 2016; as Executive Chairman of Rubicon Oilfield International, an oilfield products and equipment company, since November 2015; as a consultant to Warburg Pincus, a private equity investing firm, since June 2014; and as managing member and owner of Pinion Energy Consulting, LLC, which provides advisory services to the energy sector, since July 2009. Additionally, he served as Executive Chairman of C&C Reservoirs, which provides data to the upstream petroleum industry, from September 2014 to October 2016; Chairman of Tendeka, a global completions solutions company headquartered in the United Kingdom, from January 2011 until August 2016 and as a consultant to Kenda Capital from September 2010 through March 2015. From October 2010 until November 2014, Mr. Bernard served as the Chairman of Zeitecs, a specialized artificial lift technology company. Mr. Bernard served in various roles of increasing responsibility and seniority at Halliburton Company until his retirement in December 2008, including as a member of the Executive Committee from 2007 until December 2008 and as Senior Vice President of Business Development and Marketing from 2006 to April 2008. Additionally, Mr. Bernard served as Vice President and Global Account Executive for Royal Dutch Shell from 2003 to 2004 and President and CEO of Landmark Graphics from 2004 to 2006. Mr. Bernard received his B.S. degree in Petroleum Engineering from

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PROPOSAL NO. 1: ELECTION OF DIRECTORS

the University of Louisiana at Lafayette. As a result of these and other professional experiences, Mr. Bernard brings extensive breadth, depth and expertise in the oil and natural gas services sector of the energy industry that strengthens the Board’s collective qualifications, skills and experience.

Diane K. Duren, age 59, was appointed to the Board in August 2017. In February 2017, Ms. Duren retired from Union Pacific Corporation, the operator of one of North American’s premier railroad franchises, having served as Executive Vice President, Chief Administrative Officer and Corporate Secretary for four years, after serving as Vice President and General Manager–Chemicals in Marketing & Sales. Since joining Union Pacific in 1985, she held a variety of positions in the Finance and Marketing & Sales departments, including Vice President and General Manager–Agricultural Products. In 2012, Ms. Duren was one of the honorees of the Women’s Center for Advancement Tribute to Women. She was recognized by Profiles in Diversity Journal as one of the “Women Worth Watching in 2011,” and that same year, she was awarded the Creighton University College of Business Alumni Merit Award. In 2008, Ms. Duren was recognized by Pink magazine, a magazine for professional women, as one of the top 15 women in business. Prior to her employment at Union Pacific, she was a certified public accountant with Deloitte, Haskins & Sells in Omaha. Ms. Duren has served as a director of Werner Enterprises (NASDAQ: WERN), a transportation and logistics company, since May 2017. She has been active on multiple community and industry boards including Girl Scouts – Spirit of Nebraska and American Red Cross, of which she served as chair of the Heartland Chapter in 2010 and 2011. In 2014, Ms. Duren was appointed by Omaha Mayor Jean Stothert and reappointed for another five-year term beginning May 2019 by the Omaha City Council to the Metropolitan Entertainment & Convention Authority Board of Directors and is the current Chairwoman of the Board. She also serves on the Board of Children’s Hospital and Medical Center as Chair. Ms. Duren joined the Peter Kiewit Foundation as a community advisor in December 2018. Ms. Duren holds a bachelor’s degree in Business Administration from Creighton University. Ms. Duren’s vast experience in the transportation industry, multiple leadership roles, and accounting and financial experience strengthen the Board’s collective qualifications, skills and experience.

William J. Kacal, age 70, has served as a member of the Board since January 2012. Mr. Kacal served as a director of Alon USA Energy, Inc. (NYSE: ALJ), an independent refiner and marketer of petroleum products until June 2017, at which time it was acquired; Integrity Bancshares, Inc., located in Houston, Texas, and its wholly-owned subsidiary, Integrity Bank SSB (“Integrity Bank”) until May 31, 2018, at which time it was acquired; the National Association of Corporate Directors (“NACD”) — Texas Tri-Cities Chapter and Goodwill Industries of Houston (“Goodwill Houston”). Mr. Kacal served on the Audit Committee of Integrity Bank. Mr. Kacal previously served on the Audit Committee of Alon USA Energy, Inc. and served as the Chairman of the Audit Committee of Boy Scouts of America — Sam Houston Area Council, Goodwill Industries International and Goodwill Houston. He also previously served on the Alon USA Energy, Inc. Special Committee. Mr. Kacal has over 40 years of accounting and management experience with Deloitte & Touche LLP (“Deloitte”), most recently serving as a partner from 1981 until his retirement in May 2011, and prior to that serving as a member of the audit staff from 1970 to 1981. Mr. Kacal also served as a member of the board of directors of Deloitte from 2004 to May 2011 and as a member of the executive committee from 2004 to 2008. During his time with Deloitte, Mr. Kacal worked extensively with companies in the oil and natural gas industry. Mr. Kacal earned a B.B.A. in Accounting from Texas A&M University, is a licensed Certified Public Accountant in Texas and is a NACD Board Leadership Fellow. As a result of these and other professional experiences, Mr. Kacal possesses particular knowledge and experience in accounting, finance and capital structure; strategic planning and leadership of complex organizations; and board practices of other entities that strengthen the Board’s collective qualifications, skills and experience.

Charles W. Shaver, age 60, has served as a member of the Board since July 2011 and is currently our Chairman of the Board. Mr. Shaver is currently Chairman and CEO of Nouryon, a global specialty chemicals company located in Amsterdam. Mr. Shaver previously served as the Chairman and Chief Executive Officer of Axalta Coating Systems Ltd. (NYSE: AXTA), a global coatings company, from February 2013 until September 2018, where he now serves as Chairman. Mr. Shaver serves as a member of the board of directors for Atotech, Inc. and previously served as a member of the board of directors of Taminco Inc., a specialty chemicals company, until it was acquired and ceased to be a publicly-traded company. Prior to joining Axalta Coating Systems, Mr. Shaver was an Operating Partner of Golden Gate Capital from April 2011 until December 2012. Prior to joining Golden Gate Capital, Mr. Shaver served as the Chief Executive Officer and President of the TPC Group Inc. from 2004 to April 2011, as a Vice President and General Manager for Gentek, Inc. from 2001 to 2004 and as a Vice President and General Manager for Arch Chemicals, Inc. from 2001 to 2004. Mr. Shaver began his career with The Dow Chemical Company, where he held a series of operational and business positions from 1980 to 1996. Mr. Shaver

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PROPOSAL NO. 1: ELECTION OF DIRECTORS

earned a B.S. in chemical engineering from Texas A&M University. As a result of these and other professional experiences, Mr. Shaver possesses particular knowledge and experience in all aspects of corporate functions and company operations that strengthen the Board’s collective qualifications, skills and experience.

Bryan A. Shinn, age 57, has served as our President since March 2011 and as our Chief Executive Officer and a member of the Board since January 2012. Prior to assuming these positions, Mr. Shinn was our Senior Vice President of Sales and Marketing from October 2009 to February 2011. Before joining us, Mr. Shinn was employed by the E. I. du Pont de Nemours and Company from 1983 to September 2009, where he held a variety of key leadership roles in operations, sales, marketing and business management, including Global Business Director and Global Sales Director. Mr. Shinn earned a B.S. in Mechanical Engineering from the University of Delaware. As a result of these and other professional experiences, Mr. Shinn possesses particular knowledge and experience in operations, sales, marketing, management and corporate strategy that strengthen the Board’s collective qualifications, skills and experience.

J. Michael Stice, Ed.D., age 59, has served as a member of the Board since October 2013. Dr. Stice has served as Dean of the Mewbourne College of Earth & Energy at the University of Oklahoma since August 2015. From September 2009 until his retirement in December 2014, he served as Chief Executive Officer of Access Midstream Partners, L.P., a midstream natural gas services provider, and served as a director of the general partner of Access Midstream Partners, L.P. from July 2012 until December 2014. Dr. Stice has served as a director of Marathon Petroleum Corporation (NYSE: MPC), an oil refiner, since January 2017, as a director of MPLX LP (NYSE: MPLX), a midstream MLP, since March 2018, and as a director of Spartan Energy (NYSE: SPAQ.U), a diversified energy special purpose vehicle, since October 2018 and previously served as a director of SandRidge Energy, Inc. (NYSE: SD), an oil and natural gas company, and as a director of MarkWest Energy Partners (NYSE: MWE), a midstream natural gas services provider. Dr. Stice was also Senior Vice President, Natural Gas Projects, of Chesapeake Energy Corporation (NYSE: CHK) and President and Chief Operating Officer of Chesapeake’s primary midstream subsidiaries from November 2008 through July 2012. Prior to joining Chesapeake, Dr. Stice spent 27 years with ConocoPhillips and its predecessor companies, where he most recently served as President of ConocoPhillips Qatar, responsible for the development, management and construction of natural gas liquefaction and regasification (LNG) projects. While at ConocoPhillips, he also served as Vice President of Global Gas LNG, as President of Gas and Power and as President of Energy Solutions in addition to other roles in ConocoPhillips’ midstream business units. Dr. Stice received a Bachelor of Science degree in Chemical Engineering from the University of Oklahoma in 1981, a Master of Science degree in Business from Stanford University in 1995 and a Doctor of Education degree from The George Washington University in 2011. As a result of these professional and academic experiences, Dr. Stice brings extensive breadth, depth and expertise in the oil and natural gas services sector of the energy industry that strengthen the Board’s collective qualifications, skills and experience.

Family Relationships

There are no family relationships between any of our executive officers or Directors.

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CORPORATE GOVERNANCE

Our Board of Directors and management believe that a strong corporate governance program is essential to the long-term success of the Company. The Nominating & Governance Committee and our Board regularly review our corporate governance structure, in light of changes in Securities and Exchange Commission (“SEC”) and New York Stock Exchange (“NYSE”) rules, as well as current best practices.

The Guidelines, along with other governance documents including the Code of Business Conduct & Ethics for Employees, Code of Conduct for the Board of Directors, each of the Audit, Compensation, Nominating & Governance, and Executive Committee charters, and other governance policies are available on our website at www.ussilica.com (see, Investor Relations/Highlights) and are available in print to any stockholder upon request by contacting our Investor Relations team via email at ir@ussilica.com; via post at: U.S. Silica Holdings, Inc., Attn.: Investor Relations, 24275 Katy Freeway, Suite 600, Katy, Texas 77494 ; or by calling (281) 258-2170.

Codes of Conduct

U.S. Silica has adopted a worldwide Code of Business Conduct & Ethics for Employees (“Code”), which applies to all officers and other employees of the Company. This Code provides a broad set of legal and ethical principles intended to guide all of our employees in the performance of their duties, and covers topics such as conflicts of interest, gifts and gratuities, insider trading, anti-trust and fair competition, discrimination and harassment, confidentiality, anti-boycott laws, political activity, and government investigations. We periodically review and, as necessary, revise the Code in accordance with good corporate governance practices. Additionally, the Board has adopted a Code of Conduct for the Board of Directors, which applies to all Directors and establishes specific standards they are expected to follow in carrying out their duties as directors. All Directors, officers and employees are expected to always act ethically and in compliance with Company policies and applicable codes of conduct.

Transactions with Related Persons

The Board has adopted a Related Party Transactions policy, which provides for the review of all known transactions, arrangements, and relationships (or series of similar or related transactions) between U.S. Silica (or a subsidiary) and any (1) person who is a director or executive officer of, or a nominee to become a director of, U.S. Silica; (2) person who is known to be the beneficial owner of more than 5% of any class of our stock; or (3) immediate family member of any of the foregoing persons, in each case where the aggregate amount involved exceeds $120,000. We refer to such persons as “related persons” and such transactions as “Related Person Transactions.” The purpose of this review is to determine whether such related persons have a direct or indirect material interest in the applicable Related Person Transaction.

Under the policy, any Related Person Transaction must be approved or ratified by a majority of the Board’s disinterested Directors, or a designated sub-set of such Directors. Approval will be granted only if the disinterested directors determine that the transaction is on terms no less favorable to U.S. Silica in the aggregate than those generally available to an unaffiliated third party under similar circumstances. Other than compensation agreements and other arrangements that are described elsewhere in this Proxy Statement, since January 1, 2018, there have been no Related Person Transactions and none are currently proposed.

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CORPORATE GOVERNANCE

Board of Directors and Committees

Communications with the Board

Stockholders and interested parties may write, call or email our Board of Directors by contacting our Corporate Secretary as follows:

Relevant communications will be distributed to Mr. Shaver, the Board’s designated communications Director, who in turn, will distribute them to the full Board or to individual directors, as appropriate. The Corporate Secretary will not forward communications unrelated to the Directors’ duties and responsibilities such as “spam,” advertisements, mass mailings, form letters and email campaigns that involve unduly large numbers of similar communications, individual product inquiries or complaints, resumes and other forms of job inquiries, surveys, or communications that are unduly hostile, threatening, illegal, or similarly unsuitable. Any communication that is filtered out is available to any Director upon request.

Determination of Independence

Our Guidelines require a majority of our Directors to qualify as “independent directors” according to NYSE listing standards. The Board determined that each of Messrs. Bernard, Kacal, and Shaver as well as Ms. Duren and Dr. Stice (collectively the “Outside Directors”), a majority of current Board members, meets the NYSE’s definition of an independent director. There were no transactions, employment or other relationships, voting or other agreements or any other arrangements that the Board considered when evaluating the independence of each of the Outside Directors.

Mr. Shinn, who is our President and Chief Executive Officer (“CEO”), is not independent.

Board Leadership Structure

U.S. Silica believes that independent board oversight is an essential component of strong corporate performance and enhances stockholder value. Our Guidelines provide that the roles of Chairman of the Board and CEO may be separate or combined at the Board’s discretion and is an element to regularly be considered as part of the succession planning process. The Board believes there is no single organizational model that is the best and most effective in all circumstances.

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CORPORATE GOVERNANCE

Consequently, the Board periodically considers whether the offices of Chairman and CEO should be combined and who should serve in such capacities. While the Board retains the authority to combine the positions of Chairman and CEO if it deems appropriate in the future, the roles of Chairman and CEO are presently separated, with Mr. Shaver serving as the independent Chairman and Mr. Shinn serving as our CEO. The Board believes that this structure currently best serves the interests of stockholders because it allows Mr. Shinn to focus primarily on our business strategy and operations and most effectively leverages the experience of Mr. Shaver serving as Chairman. It also enhances the Board’s independent oversight, including risk oversight, of our senior management team and enables better communications and relations between the Board, the CEO and other senior management. In that regard, our independent Chairman presides over the executive sessions of the non-management and independent Directors on the Board. The Board will continue to reexamine its corporate governance policies and leadership structures on an ongoing basis to ensure that they continue to meet our needs.

Board’s Role in Risk Oversight

While our management team is responsible for the day-to-day management of risk, the Board, led by the Audit Committee, has broad oversight responsibility for our risk-management programs. In this role, the Board is responsible for satisfying itself that the risk-management processes designed and implemented by management are functioning as intended, and that necessary steps are taken to foster a culture of prudent decision-making throughout the organization.

The Board performs its risk oversight function in part through its Committees, which, except for the Executive Committee, are comprised solely of independent Directors. Each such Board Committee’s risk oversight role is as follows:

■	Audit Committee. The Audit Committee oversees management of risks related to our financial reporting and disclosure processes, any related party or conflict-of-interest transactions, and cybersecurity matters.
■	Financial Risks. The Audit Committee regularly discusses with management our policies governing our risk assessment and risk- management programs, including major financial and regulatory exposures and management’s efforts to monitor and control these exposures.
■	Cybersecurity Risks. Cybersecurity risk has been identified as a key consideration related to our operational risk management efforts. Accordingly, the Audit Committee regularly reviews risk assessments from management with respect to cybersecurity, including the adequacy and effectiveness of the Company’s internal controls regarding cybersecurity, emerging cybersecurity developments and threats, and the Company’s strategy to mitigate cybersecurity risks. Given the nature of our operations and business, including our reliance on relationships with various third-party providers, cybersecurity risk may manifest itself through various business activities and channels, and it is thus considered an enterprise-wide risk that is subject to control and monitoring at various levels of management throughout the Company. As a result, we have implemented an information security management program, which is subject to oversight by and reporting to the Audit Committee. In addition, the Company periodically engages outside cybersecurity experts to assess our cybersecurity exposures and enhance our controls, monitoring and mitigation activities related to these risks. The Company and our corporate insurance broker continue to assess the availability of appropriate and cost efficient cyber insurance as an additional cybersecurity risk management tool.

■	Related Party Transactions Risks. The Audit Committee is also responsible for reviewing with management and our independent auditors all related party transactions or dealings between parties related to the Company. The Board has also adopted a Related Party Transactions policy to assist in the management of these risks, as described under Transactions with Related Persons above.
■	Compensation Committee. The Compensation Committee oversees management of risks related to our compensation policies and practices and determines whether those risks are reasonably likely to have a material adverse effect on us.
■	Nominating & Governance Committee. The Nominating & Governance Committee oversees management of risks related to Board processes and composition, including director independence, as well as corporate governance matters.

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CORPORATE GOVERNANCE

The Board believes that our current Board leadership structure appropriately considers the Board’s role in risk management oversight, including the appropriate delegation of risk management oversight responsibilities to the various Board Committees as described above. In addition to the specific risk oversight areas overseen by these Board Committees, the Board as a whole exercises its oversight function with respect to all other material risks to U.S. Silica, which are identified and discussed in our periodic reports and other public filings with the SEC.

Board Qualifications, Recruitment & Nominations

We believe our stockholders are best served by collaboration among different perspectives and consequently, the Board seeks nominees with a broad diversity of experiences, professions, viewpoints, skills, and backgrounds that will enable them to make a significant contribution to the Board, the Company and our stockholders. The Board believes that the backgrounds and qualifications of all of the current Director nominees, considered as a group, provide a broad diversity of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. We discuss each nominee’s specific experience, qualifications, attributes and skills in Director Nominees.

The Nominating & Governance Committee annually reviews the qualifications and backgrounds of the Directors, as well as the overall composition of the Board, and recommends to the full Board the slate of Director candidates to be nominated for election at the next Annual Meeting of Stockholders. From time to time, the Nominating & Governance Committee may retain third-party search firms to assist the Board in identifying and evaluating potential candidates to serve on the Board. The Committee’s review of existing Directors and any new potential candidate is guided by the director qualifications listed in our Guidelines, including: the nominee’s contribution to diversity of gender, race, ethnicity, age, education, and cultural background, professional experiences, skills and expertise in the context of the needs of the Board; the nominee’s ability to represent all stockholders without a conflict of interest; the nominee’s ability to work in and promote a productive environment; whether the nominee has sufficient time and willingness to fulfill the substantial duties and responsibilities of a director; whether the nominee has demonstrated the high level of character and integrity expected by the Company; whether the nominee possesses the broad professional and leadership experience and skills necessary to effectively respond to the complex issues encountered by a publicly-traded company; and the nominee’s ability to apply sound and independent business judgment. Additionally, the Guidelines provide that no Director should serve on more than three boards of public companies (including the Board); no Director should serve as Chair of more than two boards of public companies (including the Board); no Director should serve on more than three audit committees of public company boards (including the Audit Committee of the Board); no Director who is the chief executive officer of a public company should sit on more than two boards of public companies (including the Board); no Director may be nominated to a new term if he or she would be age 75 or older at the time of election, unless he or she is also the CEO; and no Director may serve as a director, officer or employee of a competitor of the Company.

A stockholder wishing to recommend a Director candidate should send the recommendation to our Corporate Secretary at: 24275 Katy Freeway, Suite 600, Katy, Texas 77494. If a stockholder would like its recommended Director candidate to be considered for election at an upcoming Annual Meeting of Stockholders, the stockholder should follow the timing and other requirements set forth in our bylaws for submitting Director nominations, including submission of the recommendation in writing between 90 and 120 days before the first anniversary of the preceding year’s Annual Meeting of Stockholders (in most circumstances, although different timing requirements would apply if the meeting is advanced or delayed by 30 days or more relative to the preceding year’s meeting or if no meeting was held in the preceding year) and delivery of certain specified information about the stockholder and the recommended director candidate. The Nominating & Governance Committee will consider such a candidate using the same process and criteria used for candidates recommended by management, the Board or any other source.

Succession Planning & Leadership Development

Succession planning and leadership development are top priorities for the Board and management. On an ongoing basis, the Board plans for succession to the role of CEO and other senior management positions — a process overseen by the Compensation Committee, which reviews and makes recommendations to the Board regarding succession strategies and leadership development initiatives. To assist the Board, the CEO periodically reports on individual senior executives and their potential to succeed to the position of CEO and provides an assessment of potential successors to other key positions. Our Human Resources team also assists in succession planning, as necessary.

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CORPORATE GOVERNANCE

Board & Director Evaluation Process

Our Board believes that a comprehensive evaluation process enhances the effectiveness of our Board and its Committees. Each year, the Board performs a rigorous full Board evaluation, and each Director performs a self-evaluation and evaluations of each peer Director. The evaluation process, managed by the Corporate Secretary’s office with oversight by the Nominating & Governance Committee, assesses the Board and each Committee’s performance against the responsibilities listed in the Guidelines and the respective Committee charters.

Director Education

We encourage new Directors to participate in an orientation program that includes, among other things, discussions with senior management, site visits, and policy review. The Board expects the Company to provide at least one continuing education program each year and encourages Directors to attend other continuing education programs, which typically focus on issues and current trends affecting directors of publicly-held companies. We reimburse our Directors for tuition and expenses associated with attending these programs.

Board Composition

Currently, our Board consists of six members. The affirmative vote of a majority of the number of authorized Directors is required to change the size of our Board. The term of office for each Director is until his or her successor is elected at our next Annual Meeting of Stockholders or his or her death, resignation or removal, whichever is earliest to occur. Stockholders elect Directors each year at our Annual Meeting of Stockholders.

The Board met ten times in 2018. Directors are expected to attend all or substantially all Board meetings and the meetings for those Committees on which they serve. In 2018, each of the Directors nominated for re-election attended at least 75% of the Board and Committee meetings for the period for which he or she served.

The Board encourages each Director to attend each Annual Meeting of Stockholders. All current Board members attended our 2018 Annual Meeting of Stockholders.

Board Committees

The Board has established the Committees set forth below.

Executive Committee: The duties of the Executive Committee are set forth in its charter. This Committee may exercise all of the powers of the Board to act upon matters which, in the opinion of the Chairman of the Board, should not be postponed until the next previously scheduled meeting of the Board, except that it may not amend the bylaws or approve or adopt, or recommend to stockholders, any action expressly required by the Delaware General Corporation Law to be submitted to stockholders for approval. The Committee met four times in 2018. Mr. Shaver is the Chairman, and Mr. Shinn and Dr. Stice are members.

Audit Committee: The duties of the Audit Committee are set forth in its charter. This Committee is responsible for, among other things: assisting the Board with overseeing our financial reporting, accounting, and internal control policies and procedures; qualifying and appointing our independent registered public accounting firm; and overseeing our internal audit function.

The Audit Committee met seven times in 2018. Mr. Kacal is the Chairman, and Mr. Bernard, Ms. Duren and Dr. Stice are members. Each of the Audit Committee members is independent as prescribed by NYSE listing standards, SEC requirements and other applicable laws, rules and regulations. Each of the members of the Audit Committee is an “audit committee financial expert” as that term is defined in the applicable rules of the SEC and possesses the financial acumen required by NYSE listing standards.

Compensation Committee: The duties of the Compensation Committee are set forth in its charter. This Committee is responsible for, among other things: reviewing executive officer compensation goals, policies, plans and programs; reviewing and providing recommendations to the Board regarding the compensation of our Directors, CEO and other executive officers; and overseeing incentive compensation plans and executive officer benefit programs and policies. Pursuant to its charter, the Compensation Committee may delegate any of its responsibilities to one or more subcommittees or individuals as it may deem appropriate to the extent allowed by applicable law and the rules of the NYSE. The Committee delegated to Mr. Shinn the authority to award up to $2 million in stock awards annually for employees other than executive officers and business unit presidents.

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CORPORATE GOVERNANCE

The Compensation Committee met five times in 2018. Dr. Stice is the Chairman, Ms. Duren and Mr. Shaver are members. Each of the Compensation Committee members is independent as prescribed by NYSE listing standards, SEC requirements and other applicable laws, rules and regulations. Information on the roles of executive officers and compensation consultants in determining or recommending the amount or form of executive and Director compensation is provided under Compensation Discussion and Analysis and Director Compensation below.

Nominating & Governance Committee: The duties of the Nominating & Governance Committee are set forth in its charter. This Committee is responsible for, among other things: identifying individuals qualified to become members of the Board, consistent with criteria developed and recommended by the Committee and approved by the Board; overseeing the organization of the Board and its Committees to discharge the Board’s duties and responsibilities properly and efficiently; and identifying corporate governance best practices and recommending these or other corporate governance principles.

The Nominating & Governance Committee met four times in 2018. Mr. Bernard is the Chairman, and Messrs. Kacal and Shaver are members. Each of the Nominating & Governance Committee members is independent as prescribed by NYSE listing standards, SEC requirements and other applicable laws, rules and regulations.

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AUDIT COMMITTEE REPORT

The role of the Audit Committee is to assist the Board in its oversight of our responsibility relating to: (i) the integrity of our financial statements; (ii) our compliance with legal and regulatory requirements; (iii) the independent registered public accounting firm’s qualifications and independence; and (iv) the performance of our internal auditors and independent registered public accounting firm. The Audit Committee operates pursuant to a charter, a current copy of which is available on our website at www.ussilica.com. Management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles, and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements and our internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and expressing an opinion as to the conformity of the financial statements with accounting principles generally accepted in the United States and as to the effectiveness of our internal control over financial reporting. The independent registered public accounting firm has free access to the Audit Committee to discuss any matters it deems appropriate.

In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent registered public accounting firm. The Audit Committee also has discussed with management and the independent registered public accounting firm management’s assessment of, and the independent registered public accounting firm’s audit of, the effectiveness of our internal control over financial reporting. The Audit Committee relies without independent verification on the information provided to it and on the representations made by management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as currently in effect. Finally, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB, as currently in effect, regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, has considered whether the provision of non-audit services by the independent registered public accounting firm is compatible with maintaining the independent registered public accounting firm’s independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

Based upon the review and discussions described in this report, the Audit Committee recommended to the Board that the audited financial statements be included in our annual report on Form 10-K for the year ended December 31, 2018 for filing with the SEC.

William J. Kacal, Chairman
Peter Bernard
Diane Duren
J. Michael Stice

This Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C under the Securities Exchange Act of 1934 (the “Exchange Act”) other than as provided by applicable SEC rules, or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act. This Audit Committee Report will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference.

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EXECUTIVE AND DIRECTOR COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis describes the foundation of U.S. Silica’s executive compensation philosophy, the principles and governance structure underlying our executive compensation program, the elements comprising total NEO compensation, and the Compensation Committee’s application of those elements for our NEO’s 2018 compensation. Our philosophy focuses on aligning executive pay with company performance – which means our NEO’s compensation should be consistent with achieving financial and operational performance goals, including relative total stockholder return (“TSR”), and diligently pursuing strategic initiatives. In order to maintain that strong link between pay and performance, a significant portion of our NEO compensation is “at-risk” pay.

Below is an overview of our performance, a summary of our executive compensation principles and governance, an explanation of benchmarking against our peers and the elements and application of our executive compensation program, including the material compensation decisions made for 2018 and reflected in the executive compensation tables provided elsewhere in this Proxy Statement.

Our NEOs for 2018 are as follows:

2019 Named Executive Officers
Name	Position
Bryan Shinn	President and Chief Executive Officer
Donald Merril	Executive Vice President and Chief Financial Officer
Bradford Casper	Executive Vice President and Chief Commercial Officer
Michael Winkler	Executive Vice President and Chief Operating Officer
Billy Ray Smith(1)	Senior Vice President and President, Oil & Gas Proppants
(1)	Mr. Smith became an executive officer in January 2018; consequently, certain of his compensation history may not be included in all compensation tables and disclosures.

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COMPENSATION DISCUSSION AND ANALYSIS

OUR PERFORMANCE

Heading into 2018, we expected ongoing volatility in the oil and gas markets but that they would continue their recovery from the 2014 – 2016 downturn. Accordingly, we anticipated there would be an increasing market demand for frac sand products and logistics services, which would benefit our Oil & Gas Proppants (“O&G”) segment. We also expected to grow our industrial business organically and through our recently acquired companies. As a result, in February 2018, the Compensation Committee changed the criteria under the Performance-Based Cash Incentives: Annual Bonus Incentive Plan (“ABIP”) program from an Adjusted EBITDA target tied to the average spot price for West Texas Intermediate (“WTI”) crude oil (as used for the purposes of ABIP in 2016) back to an absolute Adjusted EBITDA metric (as had been in place prior to 2016), and also adopted business and personal objectives focused on benchmarking against a stated peer group category, conserving cash, gaining market share in our O&G segment and improving contribution margin in our Industrial & Specialty Products (”ISP”) segment, as discussed in more detail below in The Elements and Application of Our Executive Compensation Program—Performance-Based Cash Incentives.

The oil and gas markets began 2018 as we expected, continuing the recovery that started in 2017. While volumes and pricing were strong in the first half of the year, we began to see pressure on Northern White sand volumes and pricing as more local in-basin sand started to come online, especially in the Permian Basin in the latter part of the year. Moreover, we saw a slowing of completion activity in the back half of 2018 as exploration and production budgets became exhausted, putting downward pressure on both frac sand demand and pricing. In 2018,

■	spot prices for WTI crude oil averaged $65.23 per barrel in 2018, compared to an average price per barrel of $50.80 in 2017;
■	the number of land rigs operating in oil and gas basins in the United States increased by about 17% at the end of 2018, compared to the same period in 2017;
■	frac sand pricing gradually increased during the first half of 2018, but declined in the latter half of 2018; and
■	more oil and gas customers entered into long-term contracts in 2018 than in 2017.

As a result, in 2018:

■	revenue increased by 27%, as compared to 2017; and
■	contribution margin was $512.9 million, compared to $390.8 million in 2017.

We were able to accomplish the following during the year:

■	achieved Adjusted EBITDA, as defined in our ABIP, of $392.5 million, which was an increase of 27.5% compared to 2017 but which was below our $465.0 million Adjusted EBITDA target under the ABIP as a result of the declining oil and gas markets in the second half of 2018;
■	increased the tons of sand sold by the O&G segment to 14.2 million tons in 2018, compared to 11.6 million sold in 2017;
■	increased contribution margin in our ISP segment by approximately 75% as compared to 2017 through the introduction of new, higher margin products and the EP Minerals acquisition;
■	acquired EP Minerals, a global producer of engineered materials derived from industrial minerals including diatomaceous earth (DE), clay (calcium bentonite) and perlite, which enhanced our ISP product portfolio; and
■	continued to manage cash prudently, resulting in cash on hand of $202.5 million as of December 31, 2018, even after returning $168.3 million to our investors through share repurchases and dividends.

As the oil and gas markets deteriorated in the second half of 2018, we successfully executed our strategies to mitigate the impact on our O&G segment, achieving a 17% increase in tons sold in the fourth quarter of 2018 as compared to the fourth quarter of 2017, albeit it at a lower level of contribution margin.

Adjusted EBITDA and segment contribution margin are non-GAAP measures. We use Adjusted EBITDA and segment contribution margin as metrics in our cash annual bonus incentive plan as discussed below in The Elements and Application of Our Executive Compensation Program—Performance-Based Cash Incentives. We provide a reconciliation of these metrics to the most directly comparable financial measures under generally accepted accounting principles in the United States (“GAAP”) in How We Evaluate Our Business in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our 2018 annual report on Form 10-K.

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COMPENSATION DISCUSSION AND ANALYSIS

Consistent with the continued challenging market conditions that negatively impacted stock prices for many companies in our industry and across the broad sector of companies whose financial results are significantly influenced by the oil and gas markets, we have experienced significant stock price volatility over the past several years culminating with negative TSR over the one-, three-, and five-year periods ending December 31, 2018. The table below summarizes our TSR over these three time periods—all of which culminate with December 31, 2018—relative to the peer group against which we benchmarked our executive compensation:

2019 TSR TABLE
Benchmark	1-Year TSR (12/29/2017 - 12/31/2018)	3-Year TSR (12/31/2015 - 12/31/2018)	5-Year TSR (12/31/2013 - 12/31/2018)
2018 Proxy Peer Group Median(1)	-42.3%	2.4%	-16.2%
U.S. Silica Holdings, Inc	-68.3%	-44.1%	-68.3%
U.S. Silica Percentile Rank Relative to 2018 Proxy Peer Group Median	3rd percentile	19th percentile	18th percentile
(1)	The companies included in the 2018 proxy peer group are listed below in Benchmarking. The data shown above excludes Fairmount Santrol Holdings Inc., because it merged with Unimin Corporation in May 2018, and the combined entity was renamed Covia Holdings Corporation in June 2018. TSR data for Summit Materials, Inc. is excluded for only the 5-year TSR period because the company began trading publicly in December 2014.

Although we believe we performed well in the challenging market conditions, achieving record performance in several areas, we did not meet our target level of performance for Adjusted EBITDA or relative TSR. As a result, our NEOs’ incentive compensation paid out below target for ABIP awards in 2018 as well as certain performance-based equity incentives with payouts based on our 2016 – 2018 performance cycle, discussed in The Elements and Application of Our Executive Compensation Program—Equity-Based Incentives below.

OUR EXECUTIVE COMPENSATION PRINCIPLES AND GOVERNANCE

The Board of Directors believes that the Company’s long-term success depends on the talents of our employees, and the Company’s executive compensation program plays a significant role in our ability to attract, retain and motivate the highest quality workforce. The Compensation Committee has designed our compensation program to directly link executive compensation to performance, in order to align the interests of the Company’s executive officers with those of its stockholders. At our 2018 Annual

Meeting of Stockholders, we received significant support from our stockholders for our 2017 executive compensation program, with approximately 98% of the votes cast in favor of an advisory vote to approve our executive compensation, which we refer to as a “say-on-pay” proposal. We believe this represents a strong indication of our stockholders’ support for our compensation program as a whole. In light of last year’s support, our 2018 executive compensation program is largely unchanged.

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COMPENSATION DISCUSSION AND ANALYSIS

As reflected below, a significant portion of the 2018 compensation of our CEO and other NEOs has been allocated among cash and equity incentive compensation contingent upon the achievement of financial performance or other specific goals.

(1)	Consists of base salary paid in 2018 (as reported in the Salary column of the 2018 Summary Compensation Table), 2018 annual incentive awards paid in March 2019 (as reported in the Non-Equity Incentive Plan Compensation column of the 2018 Summary Compensation Table), long-term incentive awards granted in April 2018 (as reported in the Stock Awards column of the 2018 Summary Compensation Table) and other compensation (as reported in the All Other Compensation column of the 2018 Summary Compensation Table).

In short, our compensation program for all executive officers is based on the following core principles:

Pay for Performance - Individuals in leadership roles are compensated based on a combination of total company, segment or business unit and individual performance factors. The objectives and results for 2018 for our NEOs are discussed in more detail below in The Elements and Application of Our Executive Compensation Program.

Pay Competitively - We are committed to providing a total compensation package designed to retain our high-caliber performers and attract superior industry leaders to our Company. To achieve this goal, we compare our pay practices and overall pay levels with oil and gas, mining and logistics organizations as discussed below in Benchmarking Against Our Peers.

Pay Equitably - We believe that it is important to apply generally consistent guidelines for all executive officer compensation. In order to deliver equitable pay levels, the Compensation Committee considers depth and scope of accountability, complexity of responsibility, qualifications and executive performance, both individually and collectively as a team.

The Compensation Committee believes it is important to complement these core compensation principles with good governance and executive compensation best practices to ensure our stockholder interests and business strategy are aligned and balanced and risks related to compensation levels and incentives are mitigated. Specifically, our executive compensation program is governed by the following:

Clawback Policy. The Board has adopted a clawback policy providing that the Compensation Committee may recoup any performance−based compensation (cash or equity) paid or payable to any executive officer who the Committee determines has engaged in fraud, willful misconduct or gross negligence that directly caused or contributed to a material restatement of the Company’s financial results. The policy allows the Board to recoup annual and long-term performance-based incentive compensation paid within 12 months of a restatement if, in the Committee’s sole and reasonable discretion, the incentive compensation would not have been paid, or paid at a lower amount, had it been based on the restated financial results. To date, no executive officer has been subject to any clawbacks under the policy.

Stock Ownership Guidelines. We place a premium on aligning the interests of our executives with those of our stockholders. Our Stock Ownership Guidelines require executives to hold equity valued at a multiple of base salary, with a minimum of 1.5 x base salary for some executive management team members, 2 x base salary for the CFO and COO, and 4 x base salary for

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COMPENSATION DISCUSSION AND ANALYSIS

the CEO. The Compensation Committee reviews compliance with the guidelines annually. Employees have five years from the date they become subject to these guidelines to comply. See the further description in Executive Stock Ownership Requirements below.

Limited Perquisites. Perquisites provided to executives are limited and reviewed annually by the Compensation Committee.

Independent Compensation Consultant. The Compensation Committee retains its own independent compensation consultant.

Double-Trigger Change in Control. We include a “double-trigger” change in control provision in our Change in Control Severance Plan (“CIC Plan”), discussed under The Elements and Application of Our Executive Compensation Program—Additional Executive Benefits and Perquisites, so that participants will receive severance benefits only if both a change in control and a qualifying termination occur.

Compensation Risk Assessment. Our management, with assistance from the Compensation Committee’s compensation consultant, annually conducts a comprehensive analysis of the risk profile of our employee and executive compensation policies and programs.

Tax and Accounting Policies. The Tax Cuts and Jobs Act enacted in December of 2017 (“TCJA”) amended certain aspects of Section 162(m) of the Internal Revenue Code (“IRC”), including to repeal the exclusion under that section of certain performance-based compensation from the $1 million limit on tax deductibility for compensation paid to our NEOs in 2018 and future years. Accordingly, with respect to compensation granted or awarded after November 2017, the availability of the exclusion under Section 162(m) is no longer a consideration with respect to determining which elements of compensation are to be paid, and how they are weighted. For incentive awards that were outstanding prior to the effective date of the TCJA, to the extent they qualify as “grandfathered” awards under Section 162(m), we currently intend to administer them in accordance with

Section 162(m) to preserve their tax deductibility to the extent possible or desirable. Many other IRC provisions (including Section 409A), SEC regulations and accounting rules affect the payment of executive compensation and are generally taken into consideration as programs are developed.

NO Guaranteed Bonuses. We do not provide guaranteed annual bonuses to any of our executive officers.

NO Pension Plan. We do not provide benefits under any qualified or non-qualified pension plans or other post-employment defined benefit plans to our executive officers.

NO Special Tax Gross-ups. We do not provide tax gross-ups on perquisites received by our executive officers, except for tax gross-up on relocation benefits, which are provided to all employees under the Company’s Relocation Policy.

NO Hedging; Limited Pledging. Our insider trading policy prohibits all employees, including the NEOs, from short selling Company securities as well as transacting in publicly-traded Company options, warrants, puts, call or similar instruments. Additionally, all employees, including NEOs, are prohibited from using our stock in any hedging activities. Employees may not pledge our stock as collateral or hold it in a margin account without obtaining approval from the General Counsel or, if such an officer has been appointed, Chief Compliance Officer. This policy, together with the Stock Ownership Guidelines discussed above, helps ensure that our NEOs and other executives remain subject to the risks, as well as the rewards, of stock ownership.

NO Option Repricing Reloads or Buyouts. Our Amended and Restated 2011 Incentive Compensation Plan does not allow the repricing or cash buyout of stock options or stock appreciation rights, reload provisions in stock option grants or the payment of dividends on unvested performance shares, and requires all awards to have at least a one-year vesting period.

BENCHMARKING AGAINST OUR PEERS

We believe that total compensation opportunities for our executive officers (including the NEOs) should be competitive with opportunities for executive officers in similar positions, with similar experience and with similar responsibilities in our marketplace. We generally seek to align base pay for our executives with the median base pay for similar executives at a peer group of companies, and calibrate variable, or “at-risk,” compensation to provide compensation opportunities above this benchmark when Company and individual performance are strong, while

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COMPENSATION DISCUSSION AND ANALYSIS

providing for consequences when performance targets are not met. The Compensation Committee engages its independent compensation consultant on executive compensation matters, including compiling and presenting comparative data and recommending compensation structures and levels. For that purpose, since 2013 the

Compensation Committee has retained Exequity LLP (“Exequity”) as its executive compensation consultant. The Compensation Committee determined Exequity’s engagement did not create any conflicts of interest in 2018 when applying the independence factors enumerated in applicable SEC and NYSE rules.

With the assistance of Exequity, the Compensation Committee established the following peer group for 2018 (the “2018 proxy peer group”) to benchmark the components of the total direct compensation of our NEOs. The Compensation Committee utilized information from Exequity’s July 2017 report to establish the 2018 proxy peer group, and sought to include companies it believed were competitors for talent, had a similar business mix, scope of operations and market capitalization as the Company as of the time this peer group was established.

Proxy Peer Group
Compass Minerals International, Inc.	Forum Energy Technologies, Inc.	Oil States International, Inc.
Core Laboratories N.V.*	Graco, Inc.*	Old Dominion Freight Line, Inc.
Dril-Quip Inc.	IDEX Corporation*	PDC Energy Inc.
Eagle Materials, Inc.	Innospec Inc.*	Summit Materials, Inc.*
Fairmount Santrol Holdings, Inc.	Knight-Swift Transportation Holdings Inc.*	U.S. Concrete, Inc.*
Ferro Corporation	Minerals Technologies Inc.
*	New to peer group for 2018

Changes to Peer Group

The Compensation Committee removed six companies from the 2017 proxy peer group because: (i) Clayton Williams Energy, Inc. was acquired by Noble Energy, Inc. in July 2017 and the combined business mix was no longer comparable to us; (ii) Headwaters Inc. was acquired by Boral Industries, Inc. in May 2017 and the combined business mix was no longer comparable to us; (iii) Oasis Petroleum Inc. is no longer sufficiently comparable from a business standpoint; and (iv) the remaining three are no longer sufficiently comparable in terms of market capitalization, specifically, U.S. Silica’s market capitalization was approximately $2.8 billion as of Exequity’s July 2017 report while CARBO Ceramics Inc. ($177 million), Pioneer Energy Services Corp. ($151 million), and Tetra Technologies, Inc. ($310 million) each had the measurably smaller market capitalization listed.

For 2018, the Compensation Committee replaced the companies noted above with the following seven companies to create a peer group we believed would better reflect our evolving business mix, scope of operations and market capitalization: (i) Compass Minerals International, Inc.; (ii) Graco Inc.; (iii) IDEX Corporation; (iv) Knight-Swift Transportation Holdings Inc.; (v) Old Dominion Freight Line, Inc.; (vi) Summit Materials, Inc.; and (viii) Tronox Limited.

As of October 2017, when Exequity completed its study of target total direct compensation levels for the 2018 proxy peer group, the median market capitalization and most recently-reported trailing four quarter revenues for the 2018 proxy peer group were approximately $2.5 billion and $1.2 billion, respectively. Our market capitalization and most recently-reported trailing four quarter revenues at the time the study was completed were $2.5 billion (53rd percentile relative to the 2018 proxy peer group) and $855 million (30th percentile relative to the 2018 proxy peer group), respectively.

Survey Peer Group

The Compensation Committee also reviewed a group of 31 companies in the energy, industrial materials, and logistics industries that participated in Equilar’s survey of compensation for key executive positions (the “2018 survey peer group”) to provide additional context for 2018 executive compensation-related discussions.

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COMPENSATION DISCUSSION AND ANALYSIS

Analysis of Benchmark Data

Exequity provided market compensation data using the above-referenced peer groups established by the Compensation Committee. Exequity then analyzed the benchmark data and provided advice and insight to the Compensation Committee regarding competitive pay levels for the NEOs. At the end of 2017 and the beginning of 2018, the Compensation Committee reviewed the benchmark data from the 2018 proxy peer group and 2018 survey peer group for the CEO, and the Compensation Committee and the CEO reviewed the benchmark data from those peer groups for the other NEOs, at the 25th, 50th and 75th percentiles as a reference for determining the 2018 base salary, 2018 ABIP target awards and 2018 long-term incentive target awards for our NEOs.

The Compensation Committee intends to provide target total compensation opportunities for our executives that are generally comparable to median target total compensation opportunities among comparable executives in the 2018 proxy peer group and 2018 survey peer group, and to calibrate variable compensation so that actual total compensation realized would be (i) higher than peer median pay opportunities in the event that performance is strong with respect to the Company and individual, and (ii) lower than median pay opportunities in the event that performance is weak with respect to the Company and individual.

THE ELEMENTS AND APPLICATION OF OUR EXECUTIVE COMPENSATION PROGRAM

The elements of our 2018 executive compensation program are:

Base Salary
Performance-Based Cash Incentives Equity-Based Incentives
Limited Executive Benefits and Perquisites

The Compensation Committee weighs each of these elements, our general compensation principles and practices as well as total compensation targets and levels to achieve an appropriate balance for the benefit of our strategy, our stockholders and our retention objectives. As a result, the Compensation Committee generally reviews and evaluates each executive’s total compensation as a whole, and thus may determine to increase or decrease the level of compensation provided by one component based on the level of compensation provided by another component. In establishing compensation levels and assessing each NEO’s performance, the Compensation Committee may take into account, in its discretion, the objectives identified by each NEO at the beginning of the year, the CEO’s assessment of each NEO (other than himself) against those objectives after the end of the year, and the CEO’s pay recommendations for each such NEO in light of such assessment. This measured approach is designed so that each NEO’s total compensation reflects prevailing market practices and Company and individual circumstances.

Base Salary. The base salaries for our NEOs are established in large part based on the salaries for persons holding similar positions within the 2018 proxy peer group and the Compensation Committee’s review of other factors, including: (i) each individual’s performance, results, qualifications and tenure; (ii) the job’s responsibilities, pay mix (incentives and other executive benefits and similar companies’ compensation practices; and (iii) our ability to replace the individual with another qualified candidate. Base salaries are reviewed and benchmarked against the relevant proxy peer group annually, as well as at the time of a promotion or other change in level of responsibilities, or when competitive circumstances or business needs may require. The Compensation Committee generally views the purpose of base salary as recognizing the experience, skills, knowledge and responsibilities of our named executive officers and retaining our high-performing executives.

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COMPENSATION DISCUSSION AND ANALYSIS

The following table details base salary increases for 2018, as established by the Compensation Committee in February 2017:

2018 Base Salary Increases
Officer	2017	2018	% Increase	Rationale
Bryan A. Shinn	$675,000	$750,000	+11.1%	Competitive market adjustment and annual merit/performance review process
Donald A. Merril	$362,150	$386,600	+6.8%
Bradford B. Casper	$400,000	$428,800	+7.2%
Michael L. Winkler	$415,000	$447,200	+7.8%
Billy Ray Smith	$270,000	$300,000	+11.1%

Performance-Based Cash Incentives. Employees, including NEOs, are eligible for performance-based cash incentives under the ABIP to facilitate alignment of compensation with achievement of short-term performance goals. ABIP awards are based on achieving pre-established goals in each of the following performance components: (i) Company performance; (ii) relevant segment performance (referred to as “business unit performance” for purposes of the ABIP); and (iii) personal performance. Each of the performance components is independent of the others and is eligible for payout even if other performance component goals are not achieved; however, in no event would any payout exceed 200% of an employee’s overall 2018 ABIP target. The Compensation Committee believes that having an “at-risk” element gives employees a financial stake in achieving our business objectives and motivates them to use their best efforts to realize our business goals. The tables below summarize the ABIP goals and components.

The following table shows each NEO’s performance-based cash incentive minimum, threshold, target and maximum payouts under the ABIP as of December 31, 2018, which were established by the Compensation Committee in February 2018:

Range of 2018 ABIP Payout Opportunity
Name	Minimum	Threshold	Target	Maximum
Bryan A. Shinn	$0	$375,000	$750,000	$1,500,000
Donald A. Merril	$0	$147,250	$294,500	$589,000
Bradford B. Casper	$0	$214,400	$428,800	$857,600
Michael L. Winkler	$0	$222,100	$444,200	$888,400
Billy Ray Smith	$0	$112,500	$225,000	$450,000

The following table shows, for each NEO, the weighted value of each of the three ABIP components:

	% Weighting of 2018 ABIP Performance Components
	Company	Individual	ISP	O&G
Bryan A. Shinn	60%	20%	20%	—
Michael L. Winkler	60%	20%	20%	—
Bradford B. Casper	60%	20%	20%	—
Donald A. Merril	60%	20%	20%	—
Billy Ray Smith	20%	20%	—	60%

ABIP Component Calculation – the Company Performance Component is based on Adjusted EBITDA for the year ended December 31, 2018. We define “Adjusted EBITDA” as our consolidated earnings before interest, taxes, depreciation and amortization, as audited, as adjusted by the Compensation Committee to take into consideration the following: (i) restructurings, discontinued operations, extraordinary items or events (including acquisitions and divestitures), and other unusual or non-recurring charges (including expenses incurred with acquisitions and divestitures), (ii) an event either not directly related to our operations or not within the reasonable control of our management, (iii) losses incurred as a result of any goodwill impairment, (iv) a change in tax law or accounting standards required by GAAP, and (iv) other adjustments permitted under our credit agreement. Our Compensation Committee selected Adjusted EBITDA because it is a key metric used by management, the Board and our investors to assess our operating performance, and because it is an objective metric that can be consistently measured and applied. Adjusted EBITDA is a non-GAAP measure. We provide a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure in How We Evaluate Our Business in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our 2018 annual report on Form 10-K. The Company Performance Component funded the 2018 ABIP as follows:

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COMPENSATION DISCUSSION AND ANALYSIS

2018 Results (Adjusted EBITDA)	Percentage of Company Performance Component Target Paid(1)
Less than 80% of Adjusted EBITDA Target	0%
80% of Adjusted EBITDA Target	50%	Minimum threshold for any payout
100% of Adjusted EBITDA Target	100%	Target
110% of Adjusted EBITDA Target	150%
120% of Adjusted EBITDA Target	200%	Maximum
(1)	There is a linear progression between the targets.

ABIP Component Calculation – the Business Unit Performance Component is based on the relevant business unit’s contribution margin for the year ended December 31, 2018. “Business unit contribution margin,” a non-GAAP measure, is a key metric that management uses to evaluate our operating performance and to determine resource allocation between segments. Business unit contribution margin is the given business unit’s contribution to the company’s financials less certain corporate costs not directly related to the operations of the segment such as operations management, corporate purchasing, accounting, treasury, information technology, legal and human resources. Our Compensation Committee selected business unit contribution margin because it is a key metric used by management, the Board and our investors to assess our operating performance, and because it is an objective metric that can be consistently measured and applied. Business unit contribution margin is a non-GAAP measure. We provide a reconciliation of this measure to the most directly comparable GAAP financial measure in How We Evaluate Our Business in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our 2018 annual report on Form 10-K (in which this metric is referred to as “segment contribution margin” rather than “business unit contribution margin”). The Business Unit Performance Component funded the 2018 ABIP as follows:

2018 Results (Business Unit Contribution Margin)	Percentage of BU Contribution Margin Component Target Paid(1)
Less than 80% of BU Contribution Margin Target	0%
80% of BU Contribution Margin Target	50%	Minimum threshold
100% of BU Contribution Margin Target	100%	Target
110% of BU Contribution Margin Target	150%
120% of BU Contribution Margin Target	200%	Maximum
(1)	There is a linear progression between the targets.

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COMPENSATION DISCUSSION AND ANALYSIS

ABIP Component Calculation – the Personal Performance Component for each NEO is based on the following operational and performance objectives, in each case customized and established by the Compensation Committee for the applicable NEO based on his or her job responsibilities and other relevant factors:

■	continued cash management and cost reduction in an uncertain market environment;
■	improving the accounting and financial structure while ensuring continued effective internal control over financial reporting;
■	meeting environmental, health and safety performance goals;
■	delivering budgeted savings under our cost improvement program;
■	developing a flexible capital expenditure budget to meet changing market conditions;
■	leading acquisition and existing business growth initiatives;
■	improving the O&G segment market share;
■	developing a growth strategy for the ISP segment;
■	expanding product offerings to further differentiate our business model; and
■	continued enhancement of relationships with key customers.

As with the Company Performance Component and the Business Unit Performance Component, each NEO’s Personal Performance Component contribution to his ABIP payout is capped at 200% of the Personal Performance Component target.

ABIP Calculation – Combining the ABIP Components and Determining 2018 ABIP Payouts. When determining each NEO’s 2018 ABIP payout, the Compensation Committee evaluated each of the following financial achievements in the context of pre-determined minimum target and maximum goals: (i) the Company’s Adjusted EBITDA of $392.5 million; (ii) the business unit contribution margin for the O&G segment, comprised of the Proppants and Sand Box business units, of $357.8 million; (iii) the contribution margin for the ISP segment, comprised of the Specialty Minerals and Performance Materials business units, of $155.1 million. In establishing the goals for each of these financial measures, the Compensation Committee set minimum thresholds, targets and maximum payouts with an expectation to pay out at target. In making these determinations, the Compensation Committee considered the Company’s performance with respect to these metrics in recent periods; recent and known upcoming trends in the Company’s business that could affect its performance, including any planned business acquisitions or other extraordinary transactions; and industry and market trends that could impact these metrics.

For the purposes of the individual performance component, the Compensation Committee considered:

■	the Committee’s and Board’s assessment of each NEOs performance;
■	the relative compensation and organizational roles and responsibilities of each NEO;
■	the benchmarking data discussed above in Benchmarking Against Our Peers;
■	the CEO’s proposed 2018 ABIP payouts for the other NEOs;
■	the CEO’s assessment of the other NEO’s performances; and
■	the following Company, business unit and personal performance achievements in 2018:
➤	the Company’s financial achievements in a difficult operating environment;
➤	the mid-year acquisition of EP Minerals and subsequent busines unit reorganization;
➤	executed operating playbook to realize $357.8.0 million of contribution margin in 2018 for the O&G segment in challenging market conditions due to oil and natural gas pricing;

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COMPENSATION DISCUSSION AND ANALYSIS

➤	introduction of new and higher margin products in the ISP segment;
➤	executed on the budgeted capital expenditure plan and cost reduction projects;
➤	frac sand pricing decline in the later half of 2018;
➤	realized savings across the supply chain;
➤	developed an acquisition pipeline for the ISP business to enable the continuous evaluation of strategic transactions;
➤	continued to develop relationships with senior executives at key customers;
➤	ensured a successful audit of our financial statements and internal control over financial reporting in which no material weaknesses were identified; and
➤	continued to implement improved safety standards and tracking at each facility.

Based on the foregoing factors, the Compensation Committee determined that the following payouts should be made to the NEOs under the 2018 ABIP:

Name	Target ABIP ($)	Performance by Component					Total Payout
		Corporate	ISP	O&G	Individual	% of Target	Payout ($)
Bryan A. Shinn	$750,000	61%	108%	N/A	175.0%	93.2%	$699,000
Donald A. Merril	$294,500	61%	108%	N/A	150.0%	88.2%	$259,700
Bradford B. Casper	$428,800	61%	108%	N/A	200.0%	98.2%	$421,100
Michael L. Winkler	$444,200	61%	108%	N/A	100.0%	78.2%	$347,400
Billy Ray Smith	$225,000	61%	N/A	0%	100.0%	32.2%	$72,450

Equity-Based Incentives. The Compensation Committee views the primary purpose of equity-based awards as aligning the long-term interests of our executives and our stockholders by incentivizing achievement of long-term performance goals. In addition, equity-based compensation is intended to retain our executives through extended vesting schedules and performance periods. At the end of 2015 and in the first quarter of 2016, the Compensation Committee reviewed with Exequity the long-term incentive program for certain of our employees, including the NEOs, that had been developed in 2015. Based on this review, the Compensation Committee decided at the time (i) to remove stock options from the mix of equity awards granted under the program to better align with market practices, and (ii) to change the performance measure for awards of PSUs from cumulative Adjusted EBITDA over three years to relative TSR over three years to diversify the performance metrics used in the overall executive compensation program.

For 2018, each of our NEOs received equity awards consisting of the following performance-based component and service-based component:

■	55% of the target total award value was in the form of performance share units (“PSUs”); and
■	45% of the target total award value was in the form of restricted stock units (“RSUs”) that vest ratably over three years, subject to continued service for us on each vesting date but without regard to any performance criteria.

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COMPENSATION DISCUSSION AND ANALYSIS

With respect to the performance-based component of our equity-based awards, the number of PSUs earned by the NEOs will be based on our TSR, calculated as described below, over the period from January 1, 2018 through December 31, 2020, expressed as a percentage ranking as compared to the TSR for the same performance period of each of the companies in the S&P SmallCap 600 Energy Sector Index that are part of such index at both the beginning and the end of the performance period (“TSR Ranking”), in accordance with the following schedule:

TSR Ranking January 1, 2018 through December 21, 2020	Number of PSU’s Vested as Percentage of Target
Below 30th Percentile	0%
30th Percentile	50% (Threshold)
50th Percentile	100%
75th Percentile	150%
Equal to or Greater than 90th Percentile	200% (Maximum)

No PSUs will be earned if the threshold goal is not met. To the extent that the actual TSR Ranking for the performance period is between goals, the number of PSUs to vest will be determined on a pro rata basis using straight line interpolation.

For purposes of the PSUs, the term “TSR” shall mean total stockholder return for a company, expressed as a percentage, determined by dividing (i) an amount equal to the sum of (x) the difference between the Beginning Stock Price and the Ending Stock Price and (y) the sum of all dividends paid on one share of such company’s stock during the performance period, provided that dividends shall be treated as reinvested on the ex-dividend date at the closing price on that date, by (ii) the Beginning Stock Price, as calculated in good faith by the Compensation Committee. “Beginning Stock Price” for a company shall mean the average closing price on the applicable stock exchange of one share of the company’s stock for the 60 days immediately prior to the first day of the performance period. “Ending Stock Price” for a company shall mean the average closing price on the applicable stock exchange of one share of the company’s stock for the 60 days immediately prior to the last day of the performance period.

The Compensation Committee believes our long-term incentive program aligns the interests of our NEOs with our stockholders, provides our NEOs with incentives linked to long-term performance and creates an ownership culture. Additionally, the vesting feature of our long-term incentive program contributes to executive retention because this feature provides an incentive to our NEOs to remain in our employ during the vesting period.

In determining the mix of equity awards and the individual target award opportunities under the long-term incentive program, the Board and the Compensation Committee exercised its judgment and discretion, in consultation with our CEO and the Compensation Committee’s compensation consultant, and considered, among other things, the roles and responsibilities of each NEO, competitive factors including a review of market data as discussed in Benchmarking Against Our Peers, the amount of stock-based equity compensation already held by the NEO, and the cash-based compensation received by the NEO.

2018 Restricted Stock Units and Performance Share Units

The RSU awards granted to NEOs vest ratably over three years subject to each NEOs continued service for the Company at each vesting date, while the PSU awards granted to NEOs will vest, if at all, only upon achievement of the TSR Ranking performance criteria described above. We have included the RSU awards and PSU awards approved by the Board and the Compensation Committee in 2018 for each named executive officer in the Grants of Plan-Based Awards Table below.

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COMPENSATION DISCUSSION AND ANALYSIS

2016-2018 Performance Share Units

Performance share units with a performance period that began on January 1, 2016 and ended on December 31, 2018 were granted to each of the NEOs in 2016. These grants are included in the Outstanding Equity Awards at Fiscal Year-End table below. Based on our TSR Ranking during this 2016-2018 performance period, the Compensation Committee determined that our TSR Ranking was positioned at the 35th percentile relative to the companies comprising the S&P SmallCap 600 Energy Sector Index that are part of such index at both the beginning and the end of the performance period. As a result, the number of these PSUs that vested as a percentage of the target for these awards was 62.5%. In reaching this determination, the Compensation Committee noted that 11 companies were dropped from the S&P SmallCap 600 Energy Sector Index and therefore excluded from the calculation due to declines in market capitalization, insolvency, or because they otherwise ceased to exist prior to the end of the performance period. The exclusion of these companies negatively impacted the Company’s TSR Ranking for the period. Based on this TSR Ranking, our NEOs received the following payouts with respect to the PSU award for the 2016-2018 performance period:

2016 -2018 PSU Payout
Name	Role	Target # of PSU’s	Percentile		Payout %	Shares Earned
Bryan A. Shinn	President and CEO	106,526	35th	%	62.5%	66,579
Michael L. Winkler	Executive Vice President and Chief Operating Officer	48,065	35th	%	62.5%	30,041
Bradford B. Casper	Executive Vice President and Chief Commercial Officer	36,219	35th	%	62.5%	22,637
Donald A. Merril	Executive Vice President and Chief Financial Officer	33,233	35th	%	62.5%	20,771
Billy R. Smith(1)	Senior Vice President and President, Oil & Gas Proppants	—	—		—	—
(1)	Mr. Smith became an executive officer in January 2018 and therefore did not receive a PSU award in 2016.

Additional Executive Benefits and Perquisites. In addition to our three primary compensation components, we provide our NEOs limited additional benefits as described below. Some of these benefits, such as executive life insurance coverage and long-term disability insurance are provided for competitive reasons which the Board believes are reasonable and in the best interests of our Company and our stockholders. Consistent with our compensation philosophy, we intend to continue to maintain our current types and levels of benefits for our executive officers, including retirement plans, health and welfare benefits and life insurance and long-term disability insurance as described below. The Compensation Committee, in its discretion, may revise, amend or add to an officer’s executive benefits if it deems it advisable. We believe these benefits are generally equivalent to benefits provided by comparable companies.

Retirement Plan Benefits. We sponsor a 401(k) plan covering substantially all eligible employees. Employee contributions to the 401(k) plan are voluntary. We contribute an amount equal to dollar for dollar of a covered employee’s eligible contribution up to 6% of a participant’s salary. There may be an additional discretionary match for eligible employees in the event the Company achieves the EBITDA performance threshold set by the Board for the given year. The discretionary match may pay a participant an additional twenty-five cents on the dollar up to the first 4% an employee contributed to the 401(k) plan. The contributions based on our achievement of the performance metric are paid during the spring of the following fiscal year. In the case of both the matching program and the discretionary matching program, an employee is immediately fully vested in our contributions. Contributions by participants are limited to their annual tax deferred contribution limit as allowed by the Internal Revenue Service.

None of our NEOs participate in or have account balances in our defined pension plan or in any other qualified or nonqualified defined benefit plans sponsored by us. Either our Board or our Compensation Committee may elect to adopt qualified or nonqualified benefit plans in the future if it determines that doing so is in our best interest.

Health and Welfare Benefits. We offer health, dental and vision coverage for all employees, including our NEOs, and pay a portion of the premiums for our NEOs on the same basis as for our other salaried employees.

Life Insurance and Long-Term Disability Insurance. As of December 31, 2018, we offer life insurance up to five times each employee’s annual salary up to a maximum of $600,000. We offer long-term disability insurance equal to 66.67% of an employee’s annual salary, up to a maximum of $10,000 per month. We pay life insurance premiums on behalf of our NEOs and all other salaried employees equal to 1x annual salary. If elected, additional amounts up to the maximum amount are paid by the employee. We pay the

    2019 Proxy Statement   |  27

COMPENSATION DISCUSSION AND ANALYSIS

premium for long-term disability for 60% of salary (up to the $10,000 per month maximum) for all employees, including our NEOs. If elected, the premium for the additional 6.67% is paid for by the employee.

Deferred Compensation. We do not currently maintain a non-qualified deferred compensation program, and none of our NEOs have account balances in any such plan. Either our Board or our Compensation Committee may elect to adopt a non-qualified deferred compensation plan in the future if it determines that doing so is in our best interest.

Perquisites. Perquisites for our NEOs are discussed in the footnotes to the Summary Compensation Table and were comprised of our employer contributions under the

Company’s 401(k) plan, cash dividends paid on vested equity awards and relocation expenses for two of our NEOs. We believe that the executive perquisites we provide are de minimis in amount and consistent in form to those offered to executives of our 2018 proxy peer group listed in Benchmarking Against Our Peers. We do not provide tax gross-up on perquisites that are provided to our executive officers, other than tax gross-ups on relocation benefits, which we provide to all employees who receive relocation benefits and which we believe is a prevalent market practice. We moved our corporate headquarters from Maryland to Texas in 2018, triggering relocation costs for many employees.

Employment Agreement and CIC Plan

In March 2012, we entered into an employment agreement with Mr. Shinn, our President and CEO, which has been amended once since originally executed. The agreement specifies Mr. Shinn’s salary, benefits, and other employment terms, including severance benefits payable in the event of termination or change in control, which are described elsewhere in this Proxy statement. None of our other NEOs has an employment agreement with us.

Additionally, in February 2016, the Compensation Committee approved the CIC Plan, which provides certain severance benefits payable to our NEOs in the event of termination or change in control. The terms of the CIC Plan are discussed under Executive and Director Compensation Tables and Other Information—Potential Payments Upon Employment Termination or Change in Control below.

The Compensation Committee determined to provide the severance benefits set forth in the CEO’s employment agreement and the CIC Plan because it believes these benefits are an important tool for retaining the services of our NEOs in light of the competitive compensation landscape. Moreover, as discussed above, the severance benefits earned under the CEO’s employment agreement and the CIC Plan in the event of a change in control are based on a “double-trigger” standard, so that severance benefits will be paid only if both a change in control and a qualifying termination occur. The Compensation Committee determined this standard reflects current market practices, while still providing appropriate benefits to executives in the event of a termination in connection with a change in control.

Executive Stock Ownership Requirements

Our Stock Ownership Guidelines require executives to hold equity valued at a multiple of base salary, with a minimum of 1.5 x base salary for some executive management team members, 2 x base salary for the CFO and COO, and 4 x base salary for the CEO. The Compensation reviews compliance with the guidelines annually. Employees have five years from the date they become subject to these guidelines to comply and may satisfy the requirements with shares owned directly, shares owned indirectly (e.g. by a spouse, in a trust, etc…) and/or time-vested restricted stock and RSUs. Unexercised stock options and unearned PSUs are not counted toward meeting the guidelines.

The table below shows the value of our common stock held by each of our NEOs relative to the stock ownership requirement each officer was required to meet by February 2019 based on such officer’s base salary. The value of each named executive officer’s stock holdings as shown below was calculated based on the average closing price of a share of our common stock over the 90 trading days ending March 14, 2019, which was $13.48.

Name	Applicable Stock Ownership Requirement as a Multiple of Base Salary	Stock Ownership Requirement by February 2019 ($)	Value of Stock Holdings
			$	as a Multiple of Base Salary
Bryan A. Shinn	4x	$3,000,000	$4,552,799	6.1x
Donald A. Merril	2x	$773,200	$1,215,069	3.1x
Bradford B. Casper	1.5x	$643,200	$1,437,764	3.4x
Michael L. Winkler	2x	$894,400	$1,784,203	4x
Billy Ray Smith	1.5x	$420,000	$519,577	1.7x

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REPORT OF COMPENSATION COMMITTEE

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis beginning on page 15 with management. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement for the 2019 Annual Meeting of Stockholders.

J. Michael Stice, Chairman
Diane Duren
Charles W. Shaver

This Compensation Committee Report shall not be deemed to be “soliciting material,” or to be “filed” with the SEC or subject to Regulation 14A or 14C under the Exchange Act, other than as provided by applicable SEC rules, or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act. This Compensation Committee Report will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference.

COMPENSATION RISK ASSESSMENT

We have conducted a comprehensive analysis of the risk profile of our employee and executive compensation policies and programs, and determined that the risks arising from our compensation policies and programs are not reasonably likely to have a material adverse effect on the Company. This comprehensive risk assessment was conducted by the Compensation Committee’s compensation consultant, with assistance from management, under the direction of the Compensation Committee. This risk assessment was finalized and presented to the Compensation Committee in March 2019.

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EXECUTIVE AND DIRECTOR COMPENSATION TABLES AND OTHER INFORMATION

EXECUTIVE AND DIRECTOR COMPENSATION TABLES AND OTHER INFORMATION

2018 Summary Compensation Table

The following table presents information concerning the total compensation for the last three years for our NEOs, consisting of (1) individuals who served as our principal executive officer or principal financial officer during 2018 and (2) our three most highly compensated executive officers, other than our principal executive officer and principal financial officer, who were serving as executive officers as of December 31, 2018.

Summary Compensation Table
Name & Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation (5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Bryan Shinn President and Chief Executive Officer	2018	$731,250	—	$2,507,242	—	$699,000	—	$221,280	$4,158,772
	2017	$668,750	—	$2,760,368	—	$1,221,750	—	$73,370	$4,724,238
	2016	$650,000	—	$5,764,905	—	$1,300,000	—	$44,863	$7,759,768
Donald Merril Vice President and Chief Financial Officer	2018	$380,487	—	$807,751	—	$259,749	—	$168,946	$1,616,933
	2017	$360,650	—	$907,014	—	$499,279	—	$20,445	$1,787,388
	2016	$356,150	—	$1,798,465	—	$542,300	—	$15,878	$2,712,793
Bradford B. Casper Vice President and Chief Commercial Officer	2018	$421,600	—	$907,937	—	$421,082	—	$32,613	$1,783,232
	2017	$387,500	—	$1,022,379	—	$723,200	—	$32,506	$2,165,585
	2016	$350,000	—	$1,960,080	—	$500,000	—	$28,170	$2,838,250
Michael L. Winkler Vice President and Chief Operating Officer	2018	$439,150	—	$1,070,244	—	$347,364	—	$33,009	$1,889,767
	2017	$413,250	—	$1,210,918	—	$744,896	—	$61,183	$2,430,247
	2016	$408,000	—	$2,601,149	—	$810,000	—	$26,925	$3,846,074
Billy R. Smith(4) Senior Vice President and President, O&G Proppants	2018	$300,000	—	$1,211,828	—	$72,450	—	$19,518	$1,603,796

(1)	The amounts in this column are different from the annual salaries approved by the Compensation Committee because the approved increases do not take effect until April
(2)	The amounts in this column reflect the aggregate grant date fair value of stock awards in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 and as reported in Note P to the audited financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2018, but assuming no forfeitures. For each NEO the amount reflected in the Stock Awards column represents a combination of RSUs and PSUs. Participants do not have rights to cash dividends on RSUs or PSUs until such awards have been vested and delivered. However, starting in 2019, PSU recipients will accrue dividend rights on un-vested PSU awards which will be remitted to the recipient following PSUs vesting. Please refer to the table below for the value of the RSUs and PSUs granted to each of our NEOs in 2018.
Name	RSU	PSU	Total
B. Shinn	$1,004,442	$1,502,800	$2,507,242
D. Merril	$323,594	$484,158	$807,751
B. Casper	$363,737	$544,201	$907,937
M. Winkler	$428,762	$641,482	$1,070,244
B.R. Smith	$485,467	$726,361	$1,211,828

The RSUs vest ratably over a three-year period beginning one year from the grant date.

The amounts disclosed for the PSUs reflect the fair value as of the grant date based on an accounting valuation analysis. The PSUs are paid out only if we meet performance objectives established by the Compensation Committee at the beginning of the performance period. Actual payouts will range from 0% to 200% of the amounts shown in the table above. For more information on the performance objectives for these PSUs see Compensation Discussion and Analysis—The Elements and Application of Our Executive Compensation Program—Equity-Based Incentives.

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EXECUTIVE AND DIRECTOR COMPENSATION TABLES AND OTHER INFORMATION

(3)	For 2018, “all other compensation” is comprised of our employer contributions under the Company's 401(k) plan, cash dividends paid on vested equity awards and relocation expenses. The 401(k) contributions were provided at the same levels as provided to all employees eligible to participate in the Company's 401(k) plan, cash dividends were paid at the same rate as paid to all stockholders and were not included in the aggregate grant date fair value of the equity awards disclosed in the year of grant, and relocation benefits provided under the Company's Relocation Policy which provides a standard procedure for any employee's relocation and were triggered when we moved our Company headquarters from Maryland to Texas in 2018. A breakdown of the amounts follows:
Name	Company Contributions to 401(k) Plan ($)	Cash Dividends ($)	Relocation Expenses ($)(a)	Total
B. Shinn(a)	$24,813	$30,831	$165,637	$221,280
D. Merril(b)	$13,678	$10,056	$145,212	$168,946
B. Casper	$23,109	$9,504	—	$32,613
M. Winkler	$20,062	$12,948	—	$33,009
B.R. Smith	$17,825	$1,693	—	$19,518

(a)	Amount under ``relocation expenses'' includes a $38,616 tax gross-up on the relocation costs. Under the Company's Relocation Policy, all employees receiving relocation benefits are eligible for the gross up in an effort to ease the tax burden of relocation.
(b)	Amount under ``relocation expenses'' includes a $41,238 tax gross-up on the relocation costs. Under the Company's Relocation Policy, all employees receiving relocation benefits are eligible for the gross up in an effort to ease the tax burden of relocation.
(4)	Mr. Smith became an executive officer of our Company in January 2018; consequently, and in accordance with SEC compensation disclosure rules and guidance, his compensation for 2016 and 2017 is not included in this Summary Compensation Table.
(5)	The amounts in this column reflect payouts under the ABIP program.

CEO Employment Agreement

As described in Compensation Discussion and Analysis, in March 2012, we entered into an employment agreement with our CEO. The agreement provides that Mr. Shinn is to serve as our President and CEO, with the normal duties, responsibilities, functions and authority of such positions, and that Mr. Shinn’s employment as such shall continue until the earlier of his resignation, death or disability or termination by us. Pursuant to the agreement, Mr. Shinn is entitled to an annual base salary of at least $400,000, which has been adjusted by the Board to $675,000 over the past six years. The agreement also provides that Mr. Shinn is eligible to earn a short-term, performance-based cash incentive payment for each year under the ABIP in which our other executive officers participate. For 2018, his target annual incentive has been established by the Board at 100% of his annual base salary. Pursuant to the agreement, Mr. Shinn also receives benefits in accordance with the health and welfare plans we provide to other members of our senior management, up to 25 days of paid time off annually and reimbursement for all reasonable business expenses that he incurs in the course of performing his duties and responsibilities and that are consistent with our policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to our requirements with respect to reporting and documentation of such expenses. Further, the agreement provides that Mr. Shinn is entitled to receive certain severance compensation in the event of termination or change of control, which is described under Potential Payments Upon Employment Termination or Change in Control below.

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EXECUTIVE AND DIRECTOR COMPENSATION TABLES AND OTHER INFORMATION

Grants of Plan-Based Awards

As described in Compensation Discussion and Analysis, we granted cash-based and equity awards to the NEOs in 2018 under our ABIP and long-term incentive plans, respectively. The following table sets forth the range of future payouts pursuant to plan-based awards granted in 2018:

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards # Shares/Units(3)	Stock Options # of Units	Exercise or Base of Opt Awards ($/share)	Grant Date Fair Value of Stk and Opt(4)
Name		Threshold	Target	Maximum	Threshold	Target	Maximum
B. Shinn		$375,000	$750,000	$1,500,000
	4/1/2018							39,359	—		$1,004,442
	4/1/2018				24,053	48,105	96,210				$1,502,800
D. Merril		$147,250	$294,500	$589,000
	4/1/2018							12,680	—		$323,594
	4/1/2018				7,749	15,498	30,996				$484,158
B. Casper		$214,400	$428,800	$857,600
	4/1/2018							14,253	—		$363,737
	4/1/2018				8,710	17,420	34,840				$544,201
M. Winkler		$222,100	$444,200	$888,400
	4/1/2018							16,801	—		$428,762
	4/1/2018				10,267	20,534	41,068				$641,482
B.R. Smith		$112,500	$225,000	$450,000
	4/1/2018							19,023	—		$485,467
	4/1/2018				11,626	23,251	46,502				$726,361
(1)	For more information on the factors considered in determining the actual amount of the performance-based cash incentive payouts see Compensation Discussion and Analysis—The Elements and Application of Our Executive Compensation Program—Performance-Based Cash Incentives. Actual award payments are reported in the Non-Equity Incentive Plan Compensation column of the 2018 Summary Compensation Table.
(2)	Represents number of shares of common stock that may be paid out under PSUs following completion of the performance period from January 1, 2018 through December 31, 2020. The performance share unit performance measures are described in Compensation Discussion and Analysis—The Elements and Application of Our Executive Compensation Program—Equity-Based Incentives.
(3)	Represents service-based restricted stock units that vest ratably over a three-year period beginning March 31, 2019.
(4)	The aggregate grant date fair values calculated in accordance with FASB ASC Topic 718 are also reported and explained in the Stock Awards column of, and footnotes to, the 2018 Summary Compensation Table.

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EXECUTIVE AND DIRECTOR COMPENSATION TABLES AND OTHER INFORMATION

Outstanding Equity Awards at Fiscal Year-End

The table below summarizes outstanding equity awards held by our NEOs as of December 31, 2018. The market values in the table below are based on $10.18 per share, which was the closing price of our common stock on December 31, 2018, the final trading day of fiscal 2018.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options: # Exercisable	Number of Securities Underlying Unexercised Options: # Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Stock Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested(1)	Market Value of Shares or Units of Stock that Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested(2)	Equity Incentive Plan Awards: Market Value of Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested
B. Shinn
Options	52,300	—	—	$49.39	11/3/2024
	47,747	—	—	$28.70	2/12/2025
	72,954	—	—	$30.85	6/1/2025
Restricted stock / Restricted Stock Units						82,488	$839,728
Performance Share Units								73,914	$752,445
D. Merril
Options	12,500	—	—	$13.17	10/15/2022
	22,800	—	—	$49.39	11/3/2024
	16,137	—	—	$28.70	2/12/2025
	24,912	—	—	$30.85	6/1/2025
Restricted stock / Restricted Stock Units						26,369	$268,436
Performance Share Units								23,978	$244,096
B. Casper
Options	18,392	—	—	$10.33	7/12/2021
	20,000	—	—	$16.90	7/12/2021
	24,800	—	—	$49.39	11/3/2024
	14,324	—	—	$28.70	2/12/2025
	18,061	—	—	$30.85	6/1/2025
Restricted stock / Restricted Stock Units						29,345	$298,732
Performance Share Units								26,979	$274,646
M. Winkler
Options	41,200	—	—	$49.39	11/3/2024
	21,544	—	—	$28.70	2/12/2025
	24,912	—	—	$30.85	6/1/2025
Restricted stock / Restricted Stock Units						36,084	$367,335
Performance Share Units								31,856	$324,294
B.R. Smith
Options	—	—	—	N/A	N/A
Restricted stock / Restricted Stock Units						32,562	$331,481
Performance Share Units								23,251	$236,695

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EXECUTIVE AND DIRECTOR COMPENSATION TABLES AND OTHER INFORMATION

(1)	The vesting dates of the unvested restricted stock and RSUs are as follows:
Name	Grant Date	Unvested Shares (#)	Remaining Vesting Dates
B.Shinn	3/31/2016	29,052	March 31, 2019
	4/1/2017	14,077	April 1, 2019 and 2020
	4/1/2018	39,359	April 1, 2019, 2020, and 2021
D. Merril	3/31/2016	9,063	March 31, 2019
	4/1/2017	4,626	April 1, 2019 and 2020
	4/1/2018	12,680	April 1, 2019, 2020, and 2021
B. Casper	3/31/2016	9,878	March 31, 2019
	4/1/2017	5,214	April 1, 2019 and 2020
	4/1/2018	14,253	April 1, 2019, 2020, and 2021
M. Winkler	3/31/2016	13,108	March 31, 2019
	4/1/2017	6,175	April 1, 2019 and 2020
	4/1/2018	16,804	April 1, 2019, 2020, and 2021
B.R. Smith	4/1/2017	13,539	April 1, 2019 and 2020
	4/1/2018	19,023	April 1, 2019, 2020, and 2021
(2)	Represents the target awards of PSUs (each unit to be paid in a share of common stock) that were made for the performance periods January 1, 2017 through December 31, 2019 and January 1, 2018 through December 31, 2020 pursuant to our long-term incentive program. The number of units granted to each NEO for each performance period were as follows:
Name	January 1, 2017– December 31, 2019 (#)	January 1, 2018– December 31, 2020 (#)	Total (#)
B. Shinn	25,809	48,105	73,914
D. Merril	8,480	15,498	23,978
B. Casper	9,559	17,420	26,979
M. Winkler	11,322	20,534	31,856
B.R. Smith	N/A	23,251	23,251

The PSUs are paid out only if we meet performance objectives established by the Compensation Committee at the beginning of the performance period. Participants have no rights to any dividends paid on any PSUs until shares are delivered. For more information on applicable performance measures, see Material Elements of Compensation in Compensation Discussion and Analysis. See Potential Post-Employment Payments for a description of the treatment of PSUs in the event that employment is terminated.

A payout is anticipated under the PSUs related to the performance period from January 1, 2017 through December 31, 2019 and January 1, 2018 through December 31, 2020 because actual performance over the performance period is expected to meet the performance objectives established by the Compensation Committee at the beginning of the performance period.

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EXECUTIVE AND DIRECTOR COMPENSATION TABLES AND OTHER INFORMATION

Option Exercises and Stock Vested

The following table provides information regarding amounts realized by each named executive officer due to the vesting of RSUs and PSUs during 2018. No stock options were exercised by any of our NEOs in 2018. All values are based on the closing price of our common stock on the applicable vesting date.

Option Exercise and Stock Vested in 2018
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting
B. Shinn(1)	—	—	118,839	$2,081,932
D. Merril(2)	—	—	37,646	$666,082
B. Casper(3)	—	—	51,506	$851,699
M. Winkler(4)	—	—	52,457	$904,629
B.R. Smith(5)	—	—	6,770	$172,770
(1)	Represents 6,364 RSUs that vested on February 12, 2018 (the shares were valued at $29.37 per share), 29,053 RSUs that vested on March 31, 2018 (the shares were valued at $25.52 per share), 7,039 RSUs that vested on April 1, 2018 (the shares were valued at $25.52 per share), 9,804 shares of restricted stock that vested on June 1, 2018 (the shares were valued at $30.21 per share), and 66,579 PSUs, reflecting vesting at 62.5% of target on December 31, 2018 (the shares were valued at $10.18 per share). Mr. Shinn still holds the vested shares less shares withheld to pay taxes.
(2)	Represents 2,151 restricted stock units that vested on February 12, 2018 (the shares were valued at $29.37 per share), 9,063 restricted stock units that vested on March 31, 2018 (the shares were valued at $25.52 per share), 2,313 restricted stock units that vested on April 1, 2018 (the shares were valued at $25.52 per share), 3,348 shares of restricted stock that vested on June 1, 2018 (the shares were valued at $30.21 per share), and 20,771 performance share units, reflecting vesting at 62.5% of target on December 31, 2018 (the shares were valued at $10.18 per share). Mr. Merril still holds the vested shares less shares withheld to pay taxes.
(3)	Represents 1,909 restricted stock units that vested on February 12, 2018 (the shares were valued at $29.37 per share), 9,878 restricted stock units that vested on March 31, 2018 (the shares were valued at $25.52 per share), 2,607 restricted stock units that vested on April 1, 2018 (the shares were valued at $25.52 per share), 2,427 shares of restricted stock that vested on June 1, 2018 (the shares were valued at $30.21 per share), 12,048 shares of restricted stock that vested on November 5, 2018 (the shares were valued at $14.38 per share), and 22,637 performance share units, reflecting vesting at 62.5% of target on December 31, 2018 (the shares were valued at $10.18 per share). Mr. Casper still holds the vested shares less shares withheld to pay taxes.
(4)	Represents 2,871 restricted stock units that vested on February 12, 2018 (the shares were valued at $29.37 per share), 13,109 restricted stock units that vested on March 31, 2018 (the shares were valued at $25.52 per share), 3,088 restricted stock units that vested on April 1, 2018 (the shares were valued at $25.52 per share), 3,348 shares of restricted stock that vested on June 1, 2018 (the shares were valued at $30.21 per share), and 30,041 performance share units, reflecting vesting at 62.5% of target on December 31, 2018 (the shares were valued at $10.18 per share). Mr. Winkler still holds the vested shares less shares withheld to pay taxes.
(5)	Represents 6,770 RSUs that vested on April 1, 2018 (the shares were valued at $25.52 per share). Mr. Smith still holds the vested shares less shares withheld to pay taxes.

Retirement Plans

As discussed above in Additional Executive Benefits and Perquisites—Retirement Plan Benefits, we sponsor a 401(k) plan covering substantially all eligible employees, including our NEOs.

None of our NEOs participate in or have account balances in our defined pension plan or in any other qualified or nonqualified defined benefit plans sponsored by us.

Deferred Compensation

We do not currently maintain a non-qualified deferred compensation program, and none of our NEOs have account balances in any such plan.

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EXECUTIVE AND DIRECTOR COMPENSATION TABLES AND OTHER INFORMATION

Potential Payments Upon Employment Termination or Change in Control

Severance Benefits

CEO Employment Agreement. as described above, we entered into an employment agreement with Mr. Shinn, our President and CEO. Pursuant to the terms of the employment agreement, if we terminate Mr. Shinn’s employment without cause or Mr. Shinn resigns for good reason and such termination or resignation is not in connection with a change in control, Mr. Shinn is entitled to receive severance equal to his annual base salary payable in regular installments from the date of termination through the twelve-month anniversary of the date of termination if Mr. Shinn has executed and delivered a general release of any and all claims arising out of or related to his employment with us and the termination of his employment. Under these circumstances, Mr. Shinn is also entitled to receive reimbursement of the then-prevailing monthly premium for COBRA healthcare coverage [for the same twelve-month period], if he so elects.

Mr. Shinn has also agreed to customary restrictions with respect to the use of our confidential information and has agreed that all intellectual property developed or conceived by him while he is employed by us which relates to our business is our property. During the term of Mr. Shinn’s employment with us and during the twelve-month period immediately thereafter, Mr. Shinn has agreed not to (i) participate (whether as an officer, director, employee or otherwise) in any businesses that compete with us; (ii) solicit or hire any of our employees or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee, distributor or other business relation of ours to cease doing business with us or in any way interfere with our relationship with such a person or entity. During any period in which Mr. Shinn has breached the above restrictions, we have no obligation to pay Mr. Shinn any severance described above.

In February 2016, in connection with approving the CIC Plan, as discussed below, the Compensation Committee approved an amendment to Mr. Shinn’s employment agreement to provide for the following severance benefits in the event of his involuntary termination of employment without cause or resignation for good reason, in either case within 24 months immediately following a change in control of U.S. Silica:

■	a lump sum payment equal to 2x the sum of: (i) Mr. Shinn’s base salary as of the termination date (or, if greater, salary in effect on the first occurrence of the change in control) and (ii) Mr.

Shinn’s target annual cash bonus for the year in which the termination occurs (or, if greater, in effect as of the occurrence of the change in control);

■	a prorated annual bonus that Mr. Shinn would have earned for the entire fiscal year in which the termination of employment occurs at the target level based on the number of days Mr. Shinn was employed during the year; and
■	continuation of group health insurance coverage for Mr. Shinn and Mr. Shinn’s eligible dependents pursuant to COBRA during the 18-month period following Mr. Shinn’s termination of employment.

Receipt of the foregoing severance benefits is conditioned upon Mr. Shinn executing a general release of claims in our favor and continued compliance with the non-compete and non-solicitation provisions contained in his employment agreement.

Also in February 2016, the Compensation Committee approved an amendment to Mr. Shinn’s existing equity award agreements to align the treatment of the equity awards in the event of Mr. Shinn’s separation from service as a result of a resignation for good reason following a change in control of U.S. Silica with the existing treatment of those equity awards in the event of Mr. Shinn’s separation from service as a result of an involuntary termination of employment without cause following a change in control. Pursuant to the amendment, all stock options and RSUs held by Mr. Shinn will vest in full and all PSUs held by him will vest based on the target level of performance in the event of his separation from service as a result of a resignation for good reason following a change in control of U.S. Silica. Also, in such circumstances, vested stock options will remain exercisable for the lesser of a period of three years following Mr. Shinn’s termination or the remainder of the original option term.

CIC Plan. In November 2016, the Compensation Committee approved a further amendment to Mr. Shinn’s existing equity award agreements to permit him to elect to reduce the number of shares deliverable to him upon the vesting of an equity award or the exercise of a stock option in an amount up to his maximum individual tax rate, provided that such additional reduction would not result in adverse financial accounting or tax withholding treatment to U.S. Silica.

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EXECUTIVE AND DIRECTOR COMPENSATION TABLES AND OTHER INFORMATION

In February 2016, the Compensation Committee approved the CIC Plan as part of its ongoing review of our executive compensation program. Each of our NEOs is eligible to participate in the CIC Plan.

The CIC Plan provides certain benefits if the named executive officer experiences a separation from service as a result of an involuntary termination of employment without cause or resignation for good reason, in either case within 24 months immediately following a change in control of U.S. Silica. If such events occur and the named executive officer has signed a general release of claims in our favor, the CIC Plan provides the following benefits to the NEO:

■	a lump sum payment equal to 1.5 times the sum of (i) the named executive officer’s base salary as of the termination date (or, if greater, salary in effect on the first occurrence of the change in control) and (ii) the named executive officer’s target annual cash bonus for the year in which the termination occurs (or, if greater, in effect as of the occurrence of the change in control);
■	a prorated annual bonus that the named executive officer would have earned for the entire fiscal year in which the termination of employment occurs at the target level based on the number of days the named executive officer was employed during the year; and
■	continuation of group health insurance coverage for the named executive officer and the named executive officer’s eligible dependents pursuant to COBRA during the 18-month period following the named executive officer’s termination of employment.

If a named executive officer has a separate agreement with us that provides for specific severance and benefits in connection with a termination of employment following a change in control, such as Mr. Shinn, the payments and benefits provided by the CIC Plan will be reduced by the payments and benefits under the individual severance agreement.

If the severance payments under the CIC Plan would trigger an excise tax under Sections 280G and 4999 of the Internal Revenue Code, the severance payments would be reduced to a level at which the excise tax is not triggered, unless the NEO would receive a greater amount without such reduction after applicable excise, federal, and/or state taxes.

Also in February 2016, the Compensation Committee approved an amendment to the existing equity award agreements of each named executive officer to align the treatment of the equity awards in the event of such named executive officer’s separation from service as a result of a resignation for good reason following a change in control of U.S. Silica with the existing treatment of those equity awards in the event of such named executive officer’s separation from service as a result of an involuntary termination of employment without cause following a change in control. Pursuant to the amendments, all stock options and RSUs held by the NEOs will vest in full and all PSUs held by them will vest based on the target level of performance in the event of an NEO’s separation from service as a result of a resignation for good reason following a change in control of U.S. Silica. Also, in such circumstances, vested stock options will remain exercisable for a period of three years following the named executive officer’s termination.

In November 2016, the Compensation Committee approved an amendment to each named executive officer’s existing equity award agreements to permit him to elect to reduce the number of shares deliverable to him or her upon the vesting of an equity award or the exercise of a stock option in an amount up to his or her maximum individual tax rate, provided that such additional reduction would not result in adverse financial accounting or tax withholding treatment to U.S. Silica.

In the event of an involuntary termination without cause not involving a change in control, Messrs. Merril, Casper, Winkler and Smith are entitled to cash severance equal to twelve months of base salary and reimbursement of the monthly premium for COBRA healthcare coverage for twelve months in exchange for the executive officer executing a standard release. Each severance arrangement involving an executive officer is subject to the Compensation Committee’s review and approval at the time of termination.

Amended and Restated 2011 Incentive Compensation Plan

Stock Options

The Company no longer awards stock options, however options previously granted and vested are exercisable until the earlier of  (i) 90 days following termination and (ii) the expiration of the stated term of the options. In the event of termination for cause, all vested and unvested options will terminate and expire automatically. In the event of a participant’s termination by us without cause, the unvested options that would have vested on the next vesting date will vest on a pro rata basis, and all vested options will remain exercisable until the earlier of  (i) 90 days following termination and (ii) the expiration of the stated term of the options. In the event of a participant’s termination as a result of death or disability or due to the participant’s

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retirement, the unvested options that would have vested on the next vesting date will vest on a pro rata basis and all vested options will remain exercisable until the earlier of (i) one year from the date of death or disability and (ii) the expiration of the stated term of the options. In the event of a participant’s termination as a result of death or disability, by us without cause, as a result of the participant’s resignation for good reason or as a result of the participant’s retirement at any time upon or following a change in control, all unvested options shall become fully vested and remain exercisable for three years (or, in the case of a retirement following a change in control, until the expiration date of the option).

Service-Based Restricted Stock. All restricted stock held by the NEOs is fully vested.

Service-Based RSUs. Subject to the Compensation Committee’s discretion to accelerate vesting, all unvested RSUs will be forfeited upon a participant’s voluntary termination or termination for cause. In the event of a participant’s termination as a result of death or disability, by us without cause or due to the participant’s retirement, the unvested RSUs that would have vested on the next vesting date will vest on a pro rata basis. In the event of a participant’s termination due to: (i) death or disability, (ii) without cause, (iii) the participant’s resignation for good reason; or (iv) as a result of the participant’s retirement, in each case at any time upon or following a change in control, all unvested RSUs will become fully vested.

Performance Share Units. Subject to the Compensation Committee’s discretion to accelerate vesting, all PSUs will be forfeited upon a participant’s voluntary termination or termination for cause. In the event of a participant’s termination as a result of death or disability, by us without cause or due to the participant’s retirement, the PSUs will remain outstanding until the Compensation Committee certifies the level of performance for the performance period and the PSUs will then become vested based on actual performance on a pro rata basis. In the event of a participant’s termination due to: (i) death or disability, (ii) without cause, (iii) the participant’s resignation for good reason; or (iv) as a result of the participant’s retirement, in each case at any time upon or following a change in control, all PSUs will become fully vested based on the target level of performance.

Under our CIC Plan, Amended and Restated 2011 Incentive Compensation Plan and our CEO’s employment agreement, a change in control is deemed to have occurred upon:

■	a change in the composition of the Board from the beginning of any period of two consecutive years such that the existing Board or persons who were approved by two-thirds of Directors or their successors on the existing Board no longer constitute a majority at the end of such period;
■	the acquisition by a person of 50% or more of our voting securities;
■	the completion of certain mergers, consolidations, share exchanges or similar transactions involving us;
■	the completion of the sale of all or substantially all of our assets; or
■	our liquidation or dissolution.

Under our CIC Plan and equity award agreements, a named executive officer’s resignation would be for “good reason” following:

■	a material reduction in the named executive officer’s annual base salary;
■	a required relocation of more than 50 miles from the named executive officer’s primary place of employment; or
■	a material, adverse change in the named executive officer’s title, reporting relationship, authority, duties or responsibilities.

Additionally, any breach by us of Mr. Shinn’s employment agreement would enable Mr. Shinn to resign for good reason.

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EXECUTIVE AND DIRECTOR COMPENSATION TABLES AND OTHER INFORMATION

The information below describes and quantifies certain compensation that would have become payable to each of our NEOs if, as of December 31, 2018, his employment with us had been terminated, including following a change in control of U.S. Silica. Because none of our NEOs was eligible for retirement as of December 31, 2018, such a circumstance is not addressed in the table below. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event.

		Potential Payments Upon Termination or Change-in-Control
Name		Cash Severance(1)	Acceleration of Equity Awards(2)	Benefits & Perquisites(3)	Total
B. Shinn
	Voluntary/Involuntary with cause	—	—	—	—
	Involuntary without cause	$750,000	$714,958	$14,289	$1,479,248
	Change in Control	—	—	—	—
	Change in Control with qualifying termination	$3,000,000	$1,592,172	$21,434	$4,613,607
	Death	—	$714,958	—	$714,958
	Disability	—	$714,958	—	$714,958

D. Merril
	Voluntary/Involuntary with cause	—	—	—	—
	Involuntary without cause	$386,600	$229,523	$23,107	$639,230
	Change in Control	—	—	—	—
	Change in Control with qualifying termination	$1,021,650	$512,532	$34,660	$1,568,843
	Death	—	$229,523	—	$229,523
	Disability	—	$229,523	—	$229,523

B. Casper
	Voluntary/Involuntary with cause	—	—	—	—
	Involuntary without cause	$428,800	$255,866	$21,991	$706,658
	Change in Control	—	—	—	—
	Change in Control with qualifying termination	$1,286,400	$573,378	$32,987	$1,892,765
	Death	—	$255,866	—	$255,866
	Disability	—	$255,866	—	$255,866

M. Winkler
	Voluntary/Involuntary with cause	—	—	—	—
	Involuntary without cause	$447,200	$313,325	$21,991	$782,517
	Change in Control	—	—	—	—
	Change in Control with qualifying termination	$1,337,100	$691,629	$32,987	$2,061,716
	Death	—	$313,325	—	$313,325
	Disability	—	$313,325	—	$313,325

B.R. Smith
	Voluntary/Involuntary with cause	—	—	—	—
	Involuntary without cause	$300,000	$179,018	$22,185	$501,203
	Change in Control	—	—	—	—
	Change in Control with qualifying termination	$787,500	$568,176	$33,278	$1,388,954
	Death	—	$179,018	—	$179,018
	Disability	—	$179,018	—	$179,018

(1)	Reflects cash payout of eligible pay calculated pursuant to the NEO’s severance arrangements, including the CIC plan, described above, assuming execution of a standard release agreement.
(2)	Reflects the value of equity awards owned by the NEO where vesting is accelerated by the triggering event as described above in Potential Payments Upon Employment Termination or Change in Control—Amended and Restated 2011 Incentive Compensation Plan. For stock options, this represents the in-the-money value as of December 31, 2018. For stock awards, this represents the fair market value of shares based on a price of $10.18 per share, which was the closing price on December 31, 2018, the final trading day of fiscal 2018. For the PSUs covering the performance periods from January 1, 2016 through December 31, 2018, January 1, 2017 through December 31, 2019, and January 1, 2018 through December 31, 2020 a payout at target is assumed upon employment termination other than in connection with a change in control although the actual payouts will depend on actual performance over each respective performance period. All PSUs would be paid out at target following a change in control with a qualifying termination. Assumes the Compensation Committee has not otherwise accelerated vesting.

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EXECUTIVE AND DIRECTOR COMPENSATION TABLES AND OTHER INFORMATION

(3)	Represents reimbursement of current monthly COBRA premium for 12 months in the event of an involuntary termination not in connection with a change in control and for 18 months in the event of an involuntary termination or a resignation for good reason within 24 months following a change in control.

CEO Pay Ratio

As a result of rules adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act, beginning with our proxy statement for our 2018 Annual Meeting of Stockholders, the SEC requires disclosure of the CEO to median employee pay ratio. We identified the median employee based on total annual earnings on December 31, 2018. We believe the use of total annual earnings is a simple and consistent methodology that we can easily replicate in future years, and it reasonably reflects the annual compensation of our employees based on our compensation practices for our employee population as a whole. We determined to identify a new median employee for 2018, rather than using the same median employee that we had identified for 2017, largely because of our acquisition of EP Minerals, which caused material changes to our overall employee headcount in 2018.

With respect to the median employee calculation, we included all employees, whether employed full-time, part-time, or seasonally during 2018 (including those on leave of absence as of December 31, 2018), who were employed by U.S. Silica and its consolidated subsidiaries as of December 31, 2018, except for the following: the CEO, temporary employees on agency contracts, and independent contractors. For the purposes of determining total earnings, we annualized earnings (excluding disability payments and other one-time payments, as noted in the next sentence) for employees working less than a full year. For earnings that were annualized, we did not annualize one-time payroll payments such as bonuses, relocation expenses, tuition reimbursement, non-compete consideration, mileage payments, dividends, and grievance payments; rather, those one-time payments were added to an employee’s annualized earnings in the amounts in which they were paid to arrive at the employee’s total earnings. Additionally, for purposes of determining total earnings, we converted the total earnings of all employees located outside the United States into U.S. Dollars at the conversion rate in effect on December 31, 2018. We then selected the median employee by identifying an employee whose compensation we believed best reflected U.S. Silica employees’ median 2018 compensation, taking into account the specific elements of this employee’s compensation and selecting an employee whose compensation did not include unusual or atypical compensation features relative to our employee population as a whole. We then calculated this median employee’s annual total compensation in accordance with the SEC’s Summary Compensation Table rules.

Following the evaluation and calculation described above, we determined that Mr. Shinn’s 2018 total compensation was $4,158,772 (reflected in the Summary Compensation Table on page 30), and our median employee’s 2018 total compensation was $73,940. As a result, we estimate Mr. Shinn’s 2018 total compensation was approximately 56 times that of our median employee.

Director Compensation

We do not pay Mr. Shinn, who also is our CEO, for his service as a Director.

In August 2017, the Compensation Committee, with the assistance of Exequity, benchmarked our Outside Directors’ mix of compensation and the amount of each element of compensation to the outside director compensation reported by the companies included in the 2018 proxy peer group, as identified in Compensation Discussion and Analysis—Benchmarking Against Our Peers above.

Based on this review, the Compensation Committee moderately increased equity compensation for Outside Directors in 2018. Below is a summary of the current compensation program for our Outside Directors:

■	annual Board retainer of $70,000, payable in quarterly installments;
■	annual Chairman of the Board retainer of $50,000, payable in quarterly installments;
■	annual Audit Committee Chairman retainer of $20,000, payable in quarterly installments;
■	annual retainer of $15,000 to the Chairmen of the Compensation Committee, Nominating & Governance Committee and Executive Committee, payable in quarterly installments;
■	annual Committee retainer of $10,000 for each Committee on which an Outside Director serves (other than as Chairman), payable in quarterly installments;
■	reasonable travel expenses to attend meetings; and

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EXECUTIVE AND DIRECTOR COMPENSATION TABLES AND OTHER INFORMATION

■	an RSU award valued in accordance with FASB ASC Topic 718 based on the aggregate number of shares granted according to the categories below, vest one year following the grant date subject to pro rata forfeiture if the Director terminates Board service before the vesting date;

Category	Amount of Grant
Eligible Board member	$110,000
Chairman of the Board	$50,000
Audit Committee Chairman	$20,000
Compensation Committee, Nominating & Governance Committee and Executive Committee Chairmen	$15,000

The following table sets forth a summary of 2018 Director compensation:

Director Compensation
Name	Fees Earned	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation(3)	Total
Peter Bernard	$92,500	$143,585	—	—	—	$584	$236,669
William Kacal	$97,500	$149,322	—	—	—	$612	$247,434
Charles Shaver	$152,500	$201,019	—	—	—	$863	$354,382
J. Mike Stice	$100,000	$143,585	—	—	—	$584	$244,169
Diane Duren	$87,500	$126,374	—	—	—	$407	$214,281
(1)	This column reflects the aggregate grant date fair value of restricted stock unit awards granted in 2018 in accordance with FASB ASC Topic 718 and as reported in Note P of the audited financial statements contained in our 2018 annual report on Form 10-K, but assuming no forfeitures. The aggregate number of RSUs outstanding as of December 31, 2018 was as follows:
Name	RSUs Outstanding
Peter Bernard	4,455
Diane Duren	3,921
William J. Kacal	4,633
Charles W. Shaver	6,237
J. Michael Stice	4,455
(2)	Mr. Bernard had options to purchase 5,000 shares of our common stock as of December 31, 2018. Mr. Kacal had options to purchase 10,000 shares of our common stock as of December 31, 2018. Messrs. Bernard and Kacal’s options were granted in 2012.
(3)	Represents cash dividends paid on vested equity awards. These cash dividends were paid at the same rate as paid to all stockholders and were not reflected in the aggregate grant date fair value of the equity awards disclosed in the year of grant.

Director Stock Ownership Requirements

As disclosed in Stock Ownership, each of our Outside Directors owns shares of our common stock. Under stock ownership guidelines originally adopted by the Compensation Committee in February 2014 and amended in February 2017, each Outside Director is required to acquire and maintain holdings of our common stock, which may include common stock issuable upon vesting of RSUs, equal to at least five times (increased in February 2017 from three times) the Director’s annual Director cash retainer within approximately five years after becoming subject to the requirement.

The table below shows the value of our common stock held by each of our Directors relative to the stock ownership requirement each Director was required to meet by February 2019 based on such Director’s annual cash retainer. The value of each Outside Directors’ stock holdings as shown below was calculated based on the average closing price of a share of our common stock over the 90 trading days ending March 14, 2019, which was $13.48.

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EXECUTIVE AND DIRECTOR COMPENSATION TABLES AND OTHER INFORMATION

Director Stock Ownership Guidelines

Name	Value of Stock Holdings ($)	Stock Ownership Requirement by February 2019 ($)(1)
Peter Bernard	$430,022	$350,000
Diane Duren(2)	$246,125	$350,000
William J. Kacal	$1,124,975	$350,000
Charles W. Shaver	$532,721	$350,000
J. Michael Stice	$498,951	$350,000
(1)	Stock ownership requirements listed as of February 2019 because it is five years since the Board adopted the ownership requirements.
(2)	Ms. Duren joined the Board in 2017 and has five years to achieve the stock ownership guidelines.

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STOCK OWNERSHIP

The following table lists any person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) who, to our knowledge, was the beneficial owner, as of March 14, 2019, of more than 5% of the issued and outstanding shares of our common stock. For purposes of this table and the following table, beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act.

PRINCIPAL SHAREHOLDERS

	Common Stock
Name and Address	Number of Shares	Percent of Class
BlackRock, Inc.(1) 55 East 52nd Street New York, NY 10055	11,476,669	15.60%
Ariel Investments, LLC(2) 200 East Randolph Street, Ste. 2900 Chicago, IL 60601	9,989,309	13.60%
The Vanguard Group(3) 100 Vanguard Blvd. Malvern, PA 19355	7,834,435	10.70%
Dimensional Fund Advisors, L.P.(4) Building One 6300 Bee Cave Road Austin, TX 78746	4,616,371	6.30%
LSV Asset Management(5) 155 North Wacker Drive, Ste. 4600 Chicago, IL 60606	4,202,384	5.70%
(1)	Based on a Schedule 13G/A filed with the SEC on 1/31/2019 by BlackRock Inc., on behalf of itself, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited, BlackRock Fund Advisors, Blackrock Asset Management Schweiz AG, and BlackRock Institutional Trust Company, National Association. As of December 31, 2018, BlackRock is the beneficial owner of 11,476,669 shares, over which it has sole dispositive power with respect to all such shares and sole voting power over 9,455,625 with respect to 11,282,212 such shares.
(2)	Based on a Schedule 13G/A filed with th SEC on 2/14/2019 by Ariel Investments, LLC. As of December 31, 2018 Ariel Investments is the beneficial owner of 9,989, 309 shares over which it has shared dispositive power with respect to all such shares and shared voting power with respect to 9,455,624 shares.
(3)	Based on a Schedule 13G/A filed with the SEC on 2/11/2019 by The Vanguard Group, on behalf of itself, Vanguard Fiduciary Trust Company, and Vanguard Investments Australia, Ltd. As of December 31, 2018, Vanguard is the beneficial owner of 7,834,435 shares with sole dispositive power over 7,698,911 shares, shared dispostive power over 135,524 shares, sole voting power over 128,409 shares and shared voting power over 16,372 shares.
(4)	Based on a Schedule 13G filed with the SEC on 2/8/2019 by Dimensional Fund Advisors, LP. As of December 31, 2018, Dimensional Funds is the beneficial owner of 4,616,371 shares, over which it has sole dispositive power with respect to all such shares and sole voting power over with respect to 4,514,194 such shares.
(5)	Based on a Schedule 13G filed with the SEC on 2/13/2019 by LSV Asset Management. As of December 31, 2018, LSV Asset Management is the beneficial owner of 4,202,384 shares, over which it has sole dispositive power with respect to all such shares and sole voting power over with respect to 2,650,200 shares.

    2019 Proxy Statement   |  43

STOCK OWNERSHIP

The following table lists the beneficial ownership, as of March 14, 2019, of each Director, each NEO and the collective beneficial ownership of all Directors and executive officers. Except as disclosed in the footnotes to the following table and subject to applicable community property laws, we believe that each person identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder.

DIRECTORS AND EXECUTIVE OFFICERS

Name	Shares Beneficially Owned (#)(1)	Percent Stock Outstanding (%)
Named Executive Officers and Directors:
Peter Bernard	36,898		*
John P. Blanchard	138,558		*
Bradford B. Casper	195,696		*
Diane Duren	18,257		*
William J. Kacal(2)	93,448		*
W. Andrew Macan	36,793		*
Donald A. Merril	166,480		*
David D. Murry	53,736		*
Charles W. Shaver	39,516		*
Bryan A. Shinn	510,717		*
J. Michael Stice	37,011		*
Billy Ray Smith	39,147		*
Michael L. Winkler	220,007		*
All Current Directors and Executive Officers as a Group (13 persons)	1,586,264	2.2
(1)	Includes the following shares that may be acquired upon exercise of stock options that are exercisable on or within 60 days after the Record Date: Mr. Bernard, 5,000 shares; Mr. Blanchard, 74,503 shares; Mr. Casper, 95,577 shares; Mr. Kacal, 10,000 shares; Mr. Merril, 76,349 shares; Mr. Murry, 24,894 shares; Mr. Shinn, 173,001 shares; Mr. Winkler, 87,656 shares and all current directors and executive officers as a group, 546,980 shares. Also includes the following shares that may be acquired upon vesting of restricted stock units that will vest within 60 days after the Record Date: Mr. Bernard, 4,455 shares; Mr. Blanchard, 10,991 shares; Mr. Casper, 17,236 shares; Ms. Duren, 3,921 shares; Mr. Kacal, 4,633 shares; Mr. Merril, 15,603 shares; Mr. Murry, 4,111 shares; Mr. Shaver, 6,237 shares; Mr. Shinn, 49,211 shares; Dr. Stice, 4,455 shares; Mr. Smith, 13,111 shares; Mr. Winkler, 21,800 shares and all current directors and executive officers as a group, 155,764 shares.
(2)	Includes 2,600 shares held by Mr. Kacal’s spouse.
*	Represents beneficial ownership of less than one percent (1%) of our common stock.

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STOCK OWNERSHIP

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our Directors, executive officers and beneficial owners of more than 5% of our common stock are required to file initial reports of ownership and reports of changes of ownership of our common stock with the SEC. Based upon a review of these filings and written representations from our officers and Directors, required filings were timely made in 2018, except that Messrs. Shinn, Casper, Merril and Winkler each filed Form 4s on May 14, 2018, that were due on April 2 and 3, 2018, each reporting a total of six transactions late; Mr. Smith filed a Form 4 on May 14, 2018 that was due on April 3, 2018 reporting three transactions late and Mr. Casper filed a Form 4 due on November 7, 2018 on February 14, 2019 reporting three transactions late, in each case due to an administrative oversight.

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PROPOSAL NO. 2:

RATIFICATION OF GRANT THORNTON LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019

We are asking our stockholders to approve the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2019 at the Annual Meeting

General

Management is responsible for our internal controls and the financial reporting process. Our independent registered public accounting firm, Grant Thornton LLP is responsible for performing independent audits of our audited consolidated financial statements and our internal control over financial reporting and issuing an opinion on the conformity of those audited financial statements with United States generally accepted accounting principles and on the effectiveness of our internal control over financial reporting. The Audit Committee assists the Board in its oversight of our financial reporting and internal control processes.

The Audit Committee has appointed Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019. Grant Thornton LLP has been our independent auditor since 2004. A member of Grant Thornton LLP will be at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to answer appropriate questions. If the stockholders fail to ratify Grant Thornton LLP as the independent registered public accounting firm, the Audit Committee may reconsider its selection. Even if stockholders ratify the selection of Grant Thornton LLP, the Audit Committee may choose to appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would, in its judgment, be in the best interests of the Company and our stockholders .

Fees

The following table presents fees billed for professional audit services and other services rendered to us by Grant Thornton LLP for the years ended December 31, 2018 and 2017:

	2018	2017
Audit Fees(1)	$1,313,737.00	$1,160,980.00
Audit-Related Fees(2)	$23,805.00	$17,595.00
Tax Fees	—	—
All Other Fees	—	—
Total	$1,337,542.00	$1,178,575.00
(1)	For 2018, includes audit services in connection with the acquisition of EP Acquisition Parent, Inc. For 2017, includes audit services in connection with the acquisitions of the White Armor businesses and Mississippi Sand, LLC and work performed in connection with implementation of ASC 606 (revenue recognition).
(2)	For 2018 and 2017, includes audit services in connection with subsidiary audits required under the terms of our applicable Credit Agreement. The Company entered into a Third Amended and Restated Credit Agreement in May 2018.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy, as set forth in its charter, for pre-approving the services and associated fees of our independent registered public accounting firm.

Under this policy, the Audit Committee must pre-approve all services and associated fees provided to us by our independent registered public accounting firm, with certain

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PROPOSAL NO. 2: RATIFICATION OF GRANT THORNTON LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019

exceptions described in the policy. In order to safeguard the independence of Grant Thornton LLP, for each engagement to perform a non-audit service, (a) management and Grant Thornton LLP affirm to the Audit Committee that the proposed non-audit service is not prohibited by applicable laws, rules or regulations; (b) management describes the reasons for hiring Grant Thornton LLP to perform the services; and (c) Grant Thornton LLP affirms to the Audit Committee that it is qualified to perform the services. The Audit Committee has delegated to its Chairman its authority to pre-approve such services in limited circumstances, and any such pre-approvals are reported to the Audit Committee at its next regular meeting. All services provided by Grant Thornton LLP in 2018 and 2017 were audit or audit-related and are permissible under applicable laws, rules and regulations and were pre-approved by the Audit Committee in accordance with its procedures.

✓	THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THIS PROPOSAL. IF NOT OTHERWISE SPECIFIED, PROXIES WILL BE VOTED FOR APPROVAL OF THIS PROPOSAL.

    2019 Proxy Statement  |  47

PROPOSAL NO. 3:

ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

At our 2018 Annual Meeting of Stockholders, approximately 98% of the votes cast on our say-on-pay proposal covering our 2017 executive compensation program were in favor of the proposal. We believe this represents a strong indication of our stockholders’ support for our compensation program as a whole. For 2018, our executive compensation program is largely unchanged.

The Compensation Committee has designed our 2018 compensation program to directly link executive compensation to performance, in order to align the interests of the Company’s executive officers with those of its stockholders. A significant portion of the 2018 compensation of our CEO and other NEOs has been allocated among cash and equity incentive compensation contingent upon the achievement of financial performance or other specific goals.

We believe that the 2018 compensation of our NEOs was appropriate and aligned with our 2018 strategic objectives and performance. We encourage you to read the Compensation Discussion and Analysis section of this Proxy Statement beginning on page 15, which describes in more detail our compensation principles and the policies and procedures that have been designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables, notes and narrative, beginning on page 30 of this Proxy Statement, which provide detailed information on the compensation of our NEOs.

We are requesting stockholders to approve the following non-binding, advisory resolution in support of our 2018 executive compensation program at the Annual Meeting:

RESOLVED, that the stockholders of U.S. Silica provide their advisory approval of the compensation of U.S. Silica’s NEOs as disclosed in the Compensation Discussion and Analysis, the compensation tables and related notes and narrative contained in the Proxy Statement for U.S. Silica’s 2019 Annual Meeting of Stockholders.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the NEOs as described in this Proxy Statement. We currently provide our stockholders the opportunity to vote on a say-on-pay proposal every year, and as a result, the next such vote will occur at our 2020 Annual Meeting of Stockholders. This vote, required by Section 14A of the Exchange Act, and is advisory and therefore not binding on us or our Board. The Board, however, will review the outcome of this vote and will take it into account in making determinations concerning the compensation of our executive officers in the future.

✓
THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THIS PROPOSAL. IF NOT OTHERWISE SPECIFIED, PROPERLY SIGNED AND SUBMITTED PROXIES WILL BE VOTED FOR APPROVAL OF THIS PROPOSAL. IF YOU FAIL TO PROPERLY SUBMIT YOUR PROXY CARD, YOUR SHARES WILL NOT BE VOTED ON THIS PROPOSAL.

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QUESTIONS & ANSWERS ON VOTING PROCEDURES

Who is entitled to vote at the Annual Meeting, and how many votes do they have?

Holders of record of our common stock of as of the close of business on the Record Date, March 14, 2019, may vote at the Annual Meeting. Each share is entitled to one vote. 73,469,352 outstanding on the Record Date.

When were the enclosed solicitation materials first given to stockholders?

The 2018 annual report, as filed with the SEC, and proxy card, together with the Notice of Annual Meeting and Proxy Statement, were first made available over the Internet to stockholders on or about March 26, 2019. A Notice of Internet Availability of Proxy Materials, indicating how to access our proxy materials over the Internet, was first sent or given to stockholders on or about March 26, 2019.

Why were the proxy materials made available to stockholders over the Internet?

We are taking advantage of a rule adopted by the SEC that permits us to furnish proxy materials to stockholders over the Internet. On or about March 26, 2019, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials, which indicates how to access our proxy materials over the Internet. By furnishing this Notice of Internet Availability of Proxy Materials in lieu of mailing our proxy materials, we are lowering the costs and reducing the environmental impact of our Annual Meeting. You may request to receive a paper copy of the proxy materials by following procedures set forth in the Notice of Internet Availability of Proxy Materials. If a paper copy is requested, stockholders should expect to receive it within several days.

The Notice of Internet Availability of Proxy Materials directs stockholders to the website where you will log in using your unique control number. On this website, you will be able to view our Proxy Statement and 2018 annual report. You may also cast your vote in a secure manner on the same website.

Who can attend the Annual Meeting?

All stockholders as of the Record Date may attend the Annual Meeting in person.

You will need proof of ownership of our common stock as of the Record Date to enter the Annual Meeting. If you hold shares directly in your name as a stockholder of record, you must present any of the following as proof of ownership in order to gain admission to the meeting:

■	the Notice of Internet Availability of Proxy Materials;
■	if you voted using a paper proxy card, the portion of your proxy card to be kept and not submitted with your vote; or
■	if you received an email indicating that the proxy materials are available on the Internet, you may print the email containing your control number.

If your shares are registered or held in the name of your broker, bank or other nominee, your shares are held in “street name.” Please note that if you hold your shares in street name, you will also need to bring proof of your ownership of our common stock as of the Record Date, such as a copy of a bank or brokerage statement.

Please note that you also may be asked to present valid picture identification, such as a driver’s license or passport.

Because seating is limited, admission to the Annual Meeting will be on a first-come, first-served basis. For the safety of attendees, all boxes, handbags and briefcases are subject to inspection. Use of cameras (including cell phones with photographic capabilities), recording devices and other electronic devices is not permitted at the Annual Meeting.

What is a quorum of stockholders?

A quorum is the presence at the Annual Meeting, in person or by proxy, of holders of a majority of the shares of our common stock entitled to vote, including abstentions and broker non-votes (as described below). Because there were 73,469,352 shares of our common stock outstanding on the Record Date, the presence of holders of 36,808,146 shares is a quorum. We must have a quorum to conduct business at the Annual Meeting.

What is a proxy?

A proxy is another person that you authorize to vote on your behalf. We ask stockholders to instruct the proxy how to vote so that all shares of common stock may be voted at the Annual Meeting, regardless of whether the holders attend the meeting in person.

    2019 Proxy Statement  |  49

QUESTIONS & ANSWERS ON VOTING PROCEDURES

What vote is required to approve each proposal?

Proposal	Vote Required	Board’s Recommendation
(Proposal No.1) Election of Directors	The affirmative vote of a majority of the votes cast (meaning the number of votes cast FOR a Director nominee must exceed the number of votes cast AGAINST that nominee)	FOR all nominees

(Proposal No. 2) Ratification of Grant Thornton as our independent registered public accounting firm for 2019	The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the subject matter	FOR the ratification of Grant Thornton LLP as our independent registered public accounting firm for 2019

(Proposal No. 3) Advisory vote to approve executive compensation (say-on-pay)	The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the subject matter	FOR the compensation of our named executive officers

What are my choices for casting my vote on each matter to be voted on, and what is the effect of each possible vote?

Voting Options for Each Proposal - 2019 Proxy
Proposal	Voting Options	Effect of Abstentions	Broker Discretionary Voting Allowed?	Effect of Broker Non-Votes
(Proposal No.1) Election of Directors	FOR, AGAINST OR ABSTAIN	No effect — not counted as a “vote cast”	No	No effect

(Proposal No. 2) Ratification of Grant Thornton as our independent registered public accounting firm for 2019	FOR, AGAINST OR ABSTAIN	Treated as a vote AGAINST the proposal	Yes	Not Applicable

(Proposal No. 3) Advisory vote to approve executive compensation (say-on-pay)	FOR, AGAINST OR ABSTAIN	Treated as a vote AGAINST the proposal	No	No effect

An abstention occurs when a stockholder affirmatively chooses not to vote on a proposal. A broker non-vote occurs when a broker, bank or other nominee who holds shares for another person has not received voting instructions from the beneficial owner of the shares, and under NYSE rules, does not have discretionary authority to vote on a matter in the absence of such instructions. The matter covered by Proposal No. 2 is considered a routine matter under the rules of the NYSE for which broker discretionary voting is allowed. Therefore, if your shares are held on your behalf by a broker, bank or other nominee and you do not vote on this proposal, your broker, bank or other nominee may choose to vote for you or leave your shares unvoted on this proposal. NYSE rules, however, do not permit brokers, banks or other nominees to vote their clients’ shares on certain other matters considered to be non-routine, such as the matters set forth in Proposal Nos. 1 and 3, unless they have received voting instructions from their clients on these proposals. Therefore, if your shares are held in street name and you do not vote on Proposal Nos. 1 or 3, your shares will remain unvoted on these proposals. If, however, you hold your shares in street name and you properly submit a voting instruction form to your broker, bank or other nominee that is signed but unmarked with respect to your vote on Proposal Nos. 1 or 3, NYSE rules will generally permit your broker, bank or other nominee to vote your shares on these proposals in accordance with the recommendations of the Board as set forth in this Proxy Statement.

If your shares are held in street name, you will receive from that nominee a Notice of Internet Availability of Proxy Materials instructing you how to vote your shares or, if you have elected to receive the proxy materials in paper, a full package of proxy materials for the Annual Meeting, including a voting instruction form to vote your shares. Your broker, bank or other nominee may permit you to provide voting instructions by telephone or by the Internet. Please follow the voting instructions provided by your broker, bank or other nominee.

Unless you give other instructions when you vote, the persons named as proxies, Bryan A. Shinn and W. Andrew

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QUESTIONS & ANSWERS ON VOTING PROCEDURES

Macan, will vote in accordance with the recommendations of the Board as set forth in this Proxy Statement. We have not received any notice of other business to come before the Annual Meeting by the deadline prescribed by Rule 14a-4(c)(1) under the Exchange Act, and we do not otherwise expect any other business to properly come before the Annual Meeting; however, if any other business should properly come before the Annual Meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

How do I vote if I am a stockholder of record?

You must be present in person, or represented by proxy, at the Annual Meeting to vote your shares. You may vote your shares in the following ways:

By Internet
To access your online proxy card, please visit the website listed on your Notice of Internet Availability of Proxy Materials, or the paper proxy card if you received one, and follow the on-screen instructions. You will need the control number included on your Notice of Internet Availability of Proxy Materials or proxy card. If you vote by Internet, you do not need to mail your proxy card.

By Telephone
To vote your shares by telephone, please call the phone number listed on your paper proxy card, if you received one, and follow the instructions. You will need the control number included on your Notice of Internet Availability of Proxy Materials or proxy card. If you vote by telephone, you do not need to mail your proxy card.

By Mail
I If you received a paper proxy card, to vote your shares by mail, please follow the instructions on the proxy card. If you vote your shares by mail, please sign and date your proxy card and mail it in the pre-addressed, postage-paid envelope. If you do not sign your proxy card, your votes cannot be counted.

In Person	To ensure your shares are represented, we ask that you vote your proxy by telephone, Internet or mail, even if you plan to attend the meeting.

If you plan to attend the Annual Meeting in person and need directions to the meeting site, please contact Investor Relations (phone: 281-258-2170).

Can I vote by proxy even if I plan to attend the Annual Meeting?

Yes. If you vote by proxy and decide to attend the Annual Meeting, you do not need to fill out a ballot at the meeting, unless you want to change your vote.

Why might I receive more than one Notice of Internet Availability of Proxy Materials or proxy card? Should I vote on each Notice and proxy card I receive?

First, you may have various accounts with us that are registered differently, perhaps in different names or with different social security or federal tax identification numbers. Second, you may also own shares indirectly through your broker, bank or other nominee. In that case, your broker, bank or other nominee will send you a voting instruction form for these shares. You should vote on each Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form you receive in accordance with the instructions set forth in those documents.

Can I receive future proxy materials electronically?

Yes, to receive future proxy materials over the Internet, please visit our transfer agent, Broadridge Corporate Issuer

Solutions, Inc., at www.proxyvote.com and follow the instructions to consent to the electronic delivery of our proxy materials. If you hold your shares in street name, please check the information provided by your broker, bank or other nominee concerning the availability of this service.

How do I change my vote or revoke my proxy?

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before the Annual Meeting by:

■	notifying our Corporate Secretary in writing at 24275 Katy Freeway, Suite 600, Katy, Texas 77494, that you are changing your vote;
■	providing subsequent Internet or telephone voting instructions;
■	completing and sending in another proxy card with a later date; or
■	attending the Annual Meeting and voting in person.

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QUESTIONS & ANSWERS ON VOTING PROCEDURES

If you hold your shares through a broker, bank or other nominee, you should contact your broker, bank or other nominee for instructions on how to change your vote or revoke your proxy.

Who is soliciting my proxy, how is it being solicited, and who pays the cost?

U.S. Silica, on behalf of the Board, through its Directors, officers and employees for no additional compensation, is soliciting proxies. Proxies may be solicited in person, or by mail, Internet, or telephone. We pay the cost of soliciting proxies. Although we have not engaged employees for the specific purpose of soliciting proxies or a proxy solicitation firm to assist us in soliciting proxies, we may elect to engage and pay the cost of such employees or such a proxy solicitation firm at any time.

52  |      2019 Proxy Statement

SUBMISSION OF STOCKHOLDER PROPOSALS FOR NEXT YEAR

For inclusion in next year’s proxy statement: Any stockholder who desires to include a proposal in our proxy statement for our 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”) must deliver it so that it is received by November 27, 2019 if the 2020 Annual Meeting is held between April 9, 2020 and June 8, 2020 or, if the 2020 Annual Meeting is not held within these dates, a reasonable time before we begin to print and send our proxy materials for the 2020 Annual Meeting. Additionally, a stockholder must meet all requirements under the rules of the SEC necessary to have a proposal included in our proxy statement.

For presentation at the 2020 Annual Meeting: Under our bylaws, any stockholder who wants to propose a nominee for election as a Director, or to present any other proposal, at the 2020 Annual Meeting of Stockholders must deliver the proposal so it is received no later than February 9, 2019 and no earlier than January 10, 2020. Under our bylaws, however, if the date of the 2020 Annual Meeting is changed so that it is more than 30 days earlier or later than May 9, 2020, any such proposals must be delivered by the later of (1) 10 days following the day on which we first publicly announce the date of the 2020 Annual Meeting or (2) the date that is 90 days prior to the 2020 Annual Meeting. Additionally, a stockholder must meet all other requirements set forth in our bylaws in order to have its proposal or Director nominee presented at the meeting. If we comply and a stockholder submitting a proposal or Director nominee as described above does not comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, then we may exercise discretionary voting authority under proxies we solicit to vote in accordance with our best judgment on any such stockholder proposal or Director nomination.

Any such proposals or Director nominations must be sent, in writing, to the Corporate Secretary, U.S. Silica Holdings, Inc., 24275 Katy Freeway, Suite 600, Katy, Texas 77494.

HOUSEHOLDING

SEC rules permit us to deliver a single copy of an annual report, proxy statement and Notice of Internet Availability of Proxy Materials to any household at which two or more stockholders reside if unless we have received contrary instructions from one or more of the stockholders. This benefits both you and U.S. Silica because it eliminates duplicate mailings and reduces our printing and mailing costs. Each stockholder will continue to receive a separate proxy card or voting instruction card.

Your household may have received a single set of proxy materials this year. If you prefer to receive your own copy now or in future years, please request a duplicate set by phone at (800) 579-1639, online at www.proxyvote.com, by email at sendmaterial@proxyvote.com, or by writing to U.S. Silica c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 and a duplicate set will promptly be delivered to you. If you have received multiple copies of our proxy materials and would prefer to receive a single copy in future years, please follow the instructions set forth above or, if you hold your stock in street name, please contact your broker directly to discontinue duplicate mailings to your household.

    2019 Proxy Statement  |  53

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The table below contains information about securities authorized for issuance under our Amended and Restated 2011 Incentive Compensation Plan (the “2011 Plan”) as of December 31, 2018. The features of the 2011 Plan are disclosed further in Note P - Equity-based Compensation to our consolidated Financial Statements in Part II, Item 8 of this Annual Report on Form 10-K which accompanies this Proxy Statement.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (A)	Weighted-average exercise price of outstanding options, warrants and rights (B)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A) (C)
Equity compensation plans approved by security holders	901,996	$28.52	3,447,363
Equity compensation plans not approved by security holders	—	—	—
Total	901,996	$28.52	3,447,363

54  |      2019 Proxy Statement

U.S. Silica Holdings, Inc.
c/o Broadridge
P. O. Box 1342
Brentwood, NY 11717

**VOTE BY INTERNET - www.proxyvote.com**
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/8/2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

**ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS**
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/08/2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**The Board of Directors recommends you vote FOR the following:**

1. Election of Directors

| | **Nominees** | For | Against | Abstain |
|---|---|---|---|---|
| 1A | Peter Bernard | ☐ | ☐ | ☐ |
| 1B | Diane K. Duren | ☐ | ☐ | ☐ |
| 1C | William J. Kacal | ☐ | ☐ | ☐ |
| 1D | Charles Shaver | ☐ | ☐ | ☐ |
| 1E | Bryan A. Shinn | ☐ | ☐ | ☐ |
| 1F | J. Michael Stice | ☐ | ☐ | ☐ |

**The Board of Directors recommends you vote FOR proposals 2 and 3.**

**NOTE:** The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made,this proxy will be voted FOR items 1,2, and 3. If any other matters properly come before the meeting,the person named in this proxy will vote in their discretion. At the present time,the Board of Directors knows of no other business to be presented at the Annual Meeting.

For address change/comments, mark here. ☐
(see reverse for instructions)

| | Yes | No |
|---|---|---|
| Please indicate if you plan to attend this meeting | ☐ | ☐ |

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000404790_1 R1.0.1.18

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:** The Notice & Proxy Statement, 10K is/are available at www.proxyvote.com

**U.S. SILICA HOLDINGS, INC.**
**Annual Meeting of Stockholders**
**May 9, 2019 9:00 AM Eastern**
**This proxy is solicited on behalf of the Board of Directors**

The Stockholder(s) hereby appoint(s) Bryan A. Shinn and W. Andrew Macan or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of U.S. SILICA HOLDINGS, INC. that the Stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM Eastern on May 9, 2019, and any adjournment or postponement thereof.

**This proxy, when properly executed, will be voted as directed by the Stockholder(s). If no such directions are made, this proxy will be voted FOR the election of the Nominees listed on the reverse side for the Board of Directors, and FOR Proposals 2 and 3.**

**Address change:**

______________________________

______________________________

______________________________

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

**Continued and to be signed on reverse side**

0000404790_2 R1.0.1.18